                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295

              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 15

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)


                          The Goldman Sachs Group, Inc.
                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                           ---------------------------
                         (Title of Class of Securities)

                                   38141G 10 4
                              ---------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000
                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                   May 8, 2001
                              --------------------
             (Date of Event which Requires Filing of this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

                         (Continued on following pages)

--------------------
CUSIP NO. 38141G 10 4                 13D
--------------------

--------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS:  Each of the persons identified on Appendix A.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    As to a group consisting solely of Covered Persons(1)              (a)   |x|
    As to a group consisting of persons other than Covered Persons     (b)   |x|
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2)
    (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT        |_|
    TO ITEM 2(d) OR 2(e) (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.
--------------------------------------------------------------------------------
                              7.  SOLE VOTING POWER (See Item 6)
           NUMBER OF              As to Covered Shares, 0
            SHARES                As to Uncovered Shares, as stated in
         BENEFICIALLY             Appendix A
           OWNED BY
           REPORTING
            PERSON
             WITH
                              --------------------------------------------------
                              8.  SHARED VOTING POWER (See Item 6)
                                  (Applies to each person listed on Appendix A.)
                                  256,418,395 Covered Shares held by Covered
                                  Persons
                                  11,331 Uncovered Shares held by Covered
                                  Persons(3)
                                  1,795,135 Other Uncovered Shares held by
                                  Covered Persons(4)
                                  5,455,197 shares held by KAA(5)
                                  14,743,610 shares held by SBCM(5)
--------------------------------------------------------------------------------
                              9.  SOLE DISPOSITIVE POWER (See Item 6)
                                  As to Covered Shares, less than 1%
                                  As to Uncovered Shares, as stated in
                                  Appendix A
--------------------------------------------------------------------------------
                              10. SHARED DISPOSITIVE POWER (See Item 6):
                                  As to Covered Shares, 0
                                  As to Uncovered Shares, as stated in
                                  Appendix A
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     258,224,876
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|(6) (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 53.53%(6)
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.
--------------------------------------------------------------------------------

----------

(1)   For a definition of this term, please see Item 2.

(2)   For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 91 private charitable foundations established by 91 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

(5) For a definition of this term, please see Item 2. The Covered Persons may be deemed to be members of a "group" with KAA and SBCM. Each Covered Person disclaims beneficial ownership of shares of Common Stock held by KAA and SBCM.

(6) Excludes 5,455,197 and 14,743,610 shares of Common Stock held by KAA and SBCM, respectively, as to which each Covered Person disclaims beneficial ownership.

                                   APPENDIX A

                                          ITEM 6          ITEM 7         ITEM 8         ITEM 9       ITEM 10
                                        Citizenship        Sole          Shared          Sole         Shared
                                      (United States      Voting         Voting      Dispositive   Dispositive
                                          unless         Power of       Power of       Power of      Power of
           ITEM 1                        otherwise       Uncovered      Uncovered     Uncovered     Uncovered
 Names of Reporting Persons             indicated)        Shares          Shares        Shares        Shares
---------------------------           --------------     ---------      ---------    -----------   ------------
Bradley I. Abelow                                             0             0             0               0
Peter C. Aberg                                                0             0             0               0
Daniel A. Abut                           Argentina            0             0             0               0
Paul M. Achleitner                        Austria             0             0             0               0
Alberto F. Ades                          Argentina            0             0             0               0
Gregory A. Agran                                              0             0             0               0
Raanan A. Agus                                                0             0             0               0
Jonathan R. Aisbitt                         UK                0             0             0               0
Anand Aithal                                UK                0             0             0               0
Elliot M. Alchek                                              0             0             0               0
Yusuf A. Aliredha                         Bahrain             0             0             0               0
Andrew M. Alper                                               0             0             0               0
Philippe J. Altuzarra                     France              0             0             0               0
Rebecca Amitai                                                0             0             0               0
Zarthustra Amrolia                          UK                0             0             0               0
John G. Andrews                           USA/UK              0             0             0               0
Francois Andriot                          France              0             0             0               0
Lay Pheng Ang                            Singapore            0             0             0               0
Kazutaka P. Arai                       North Korea/           0             0             0               0
                                       South Korea
John A. Ashdown                             UK                0             0             0               0
David M. Atkinson                           UK                0             0             0               0
Mitchel J. August                                             0             0             0               0
Armen A. Avanessians                                          0             0             0               0
Dean C. Backer                                                0             0             0               0
William A. Badia                                              0             0             0               0
Michiel J. Bakker                     The Netherlands         0             0             0               0
Stephen D. Balsamo                                           100            0            100              0
Mark E. Bamford                                               0             0             0               0
John S. Barakat                                               0             0             0               0
Adam P. Barrett                             UK                0             0             0               0
Christopher M. Barter                                         0             0             0               0
Christopher A. Bates                                          0             0             0               0
Barbara J. Basser-Bigio                                       0             0             0               0
Carl-Georg
  Bauer-Schlichtegroll                    Germany             0             0             0               0
David Baum                                                    0             0             0               0
Patrick Y. Baune                          France              0             0             0               0
Frank A. Bednarz                                              0             0             0               0
Jonathan A. Beinner                                           0             0             0               0
Janet L. Bell                                                 0             0             0               0
Ron E. Beller                                                 0             0             0               0
Tarek M. Ben Halim                     Saudi Arabia           0             0             0               0
Kenneth Berents                                               0             0             0               0
Milton R. Berlinski                   The Netherlands         0             0             0               0
Andrew S. Berman                                              0             0             0               0
Frances R. Bermanzohn                                         0             0             0               0
Anthony D. Bernbaum                         UK                0             0             0               0
Stuart N. Bernstein                                           0             0             0               0

                                          ITEM 6          ITEM 7         ITEM 8         ITEM 9       ITEM 10
                                        Citizenship        Sole          Shared          Sole         Shared
                                      (United States      Voting         Voting      Dispositive   Dispositive
                                          unless         Power of       Power of       Power of      Power of
           ITEM 1                        otherwise       Uncovered      Uncovered     Uncovered     Uncovered
 Names of Reporting Persons             indicated)        Shares          Shares        Shares        Shares
---------------------------           --------------     ---------      ---------    -----------   ------------
Thomas P. Berquist                                            0             0             0               0
Robert A. Berry                             UK                0             0             0               0
John D. Bertuzzi                                              0             0             0               0
Elizabeth E. Beshel                                           0             0             0               0
Andrew M. Bevan                             UK                0             0             0               0
Jean-Luc Biamonti                         Monaco              0             0             0               0
James J. Birch                              UK                0             0             0               0
Lloyd C. Blankfein                                            0             0             0               0
Abraham Bleiberg                          Mexico              0             0             0               0
David W. Blood                                                0             0             0               0
Randall A. Blumenthal                                         0             0             0               0
David R. Boles                                                0             0             0               0
Antonio Borges                           Portugal             0             0             0               0
Alastair M. Borthwick                       UK                0             0             0               0
Alison L. Bott                              UK                0             0             0               0
Charles W.A. Bott                           UK                0             0             0               0
Charles C. Bradford III                                       0             0             0               0
Benjamin S. Bram                                              0             0             0               0
Graham Branton                              UK                0             0             0               0
Thomas C. Brasco                                              0             0             0               0
Alan J. Brazil                                                0            200            0              200
Daniel G. Brennan                                             0             0             0               0
Peter L. Briger, Jr.                                          0             0             0               0
Craig W. Broderick                                            0             0             0               0
Richard J. Bronks                           UK                0             0             0               0
Peter M. Brooks                                               0             0             0               0
Edward A. Brout                                               0             0             0               0
Charles K. Brown                            UK                0             0             0               0
James K. Brown                                                0             0             0               0
Julian J. Brown                             UK                0             0             0               0
Kathleen Brown                                                0             0             0               0
Melissa R. Brown                                              0             0             0               0
Peter D. Brundage                                             0             0             0               0
John J. Bu                                                    0             0             0               0
Lawrence R. Buchalter                                         0             0             0               0
Mark J. Buisseret                           UK                0             0             0               0
Steven M. Bunson                                              0             0             0               0
Timothy B. Bunting                          UK                0             0             0               0
Andrew J. Burke-Smith                     Canada              0             0             0               0
David D. Burrows                                              0             0             0               0
Michael S. Burton                           UK                0             0             0               0
George H. Butcher III                                         0             0             0               0
Mary D. Byron                                                 0             0             0               0
Andrew Cader                                                  0             0             0               0
Lawrence V. Calcano                                           0             0             0               0
Elizabeth V. Camp                                             0             0             0               0
John D. Campbell                                              0             0             0               0
Laurie G. Campbell                        Canada              0             0             0               0
Richard M. Campbell-Breeden                 UK                0             0             0               0
Carmine C. Capossela                                          0             0             0               0
Mark M. Carhart                                               0             0             0               0
Mark J. Carlebach                                             0             0             0               0

                                          ITEM 6          ITEM 7         ITEM 8         ITEM 9       ITEM 10
                                        Citizenship        Sole          Shared          Sole         Shared
                                      (United States      Voting         Voting      Dispositive   Dispositive
                                          unless         Power of       Power of       Power of      Power of
           ITEM 1                        otherwise       Uncovered      Uncovered     Uncovered     Uncovered
 Names of Reporting Persons             indicated)        Shares          Shares        Shares        Shares
---------------------------           --------------     ---------      ---------    -----------   ------------
Mariafrancesca Carli                       Italy              0             0             0               0
Anthony H. Carpet                                             0             0             0               0
Michael J. Carr                                               0             0             0               0
Christopher J. Carrera                                        0             0             0               0
Mark Carroll                                                  0             0             0               0
Virginia E. Carter                                            0             0             0               0
Calvin R. Carver, Jr.                                         0             0             0               0
Mary Ann Casati                                               0             0             0               0
Chris Casciato                                                0             0             0               0
Mark A. Castellano                                            0             0             0               0
Varkki P. Chacko                         USA/India            0             0             0               0
David K. Chang                            Taiwan              0             0             0               0
Amy L. Chasen                                                 0             0             0               0
Sacha A. Chiaramonte                      Germany             0             0             0               0
Andrew A. Chisholm                        Canada              0             0             0               0
W. Reed Chisholm, II                                         485            0            485              0
Robert J. Christie                                            0             0             0               0
Todd J. Christie                                              0             0             0               0
Jane P. Chwick                                                0             0             0               0
Peter T. Cirenza                                              0             0             0               0
Geoffrey G. Clark                         Canada              0             0             0               0
Kent A. Clark                             Canada              0             0             0               0
Maura J. Clark                            Canada              0             0             0               0
Catherine M. Claydon                      Canada              0             0             0               0
Zachariah Cobrinik                                            0             0             0               0
Michael D. Cochrane                       Canada              0             0             0               0
Abby Joseph Cohen                                             0             0             0               0
Lawrence A. Cohen                                            200            0            200              0
Lawrence H. Cohen                                             0             0             0               0
Marc I. Cohen                                                 0             0             0               0
Gary D. Cohn                                                  0             0             0               0
Christopher A. Cole                                           0             0             0               0
Timothy J. Cole                                               0             0             0               0
Robert G. Collins                                             0             0             0               0
Marcus R. Colwell                                             0             0             0               0
Peter H. Comisar                                              0             0             0               0
Laura C. Conigliaro                                           0             0             0               0
Liam Connell                                                  0             0             0               0
Llewellyn C. Connolly                                         0             0             0               0
Thomas G. Connolly                      Ireland/USA           0             0             0               0
Frank T. Connor                                               0             0             0               0
Donna L. Conti                                                0             0             0               0
Karen R. Cook                               UK                0             0             0               0
Edith W. Cooper                                               0             0             0               0
Philip A. Cooper                                              0             0             0               0
Carlos A. Cordeiro                                            0             0             0               0
Henry Cornell                                                 0             0             0               0
E. Gerald Corrigan                                            0             0             0               0
Jon S. Corzine                                                0             0             0               0
Claudio Costamagna                         Italy              0             0             0               0
James A. Coufos                                               0             0             0               0
Frank L. Coulson, Jr.                                         0             0             0               0

                                          ITEM 6          ITEM 7         ITEM 8         ITEM 9       ITEM 10
                                        Citizenship        Sole          Shared          Sole         Shared
                                      (United States      Voting         Voting      Dispositive   Dispositive
                                          unless         Power of       Power of       Power of      Power of
           ITEM 1                        otherwise       Uncovered      Uncovered     Uncovered     Uncovered
 Names of Reporting Persons             indicated)        Shares          Shares        Shares        Shares
---------------------------           --------------     ---------      ---------    -----------   ------------
Kenneth Courtis                                               0             0             0               0
Eric J. Coutts                              UK                0             0             0               0
Randolph L. Cowen                                             0             0             0               0
Meyrick Cox                                 UK                0             0             0               0
Brahm S. Cramer                           Canada              0             0             0               0
Nicholas P. Crapp                           UK                0             0             0               0
Neil D. Crowder                                               0             0             0               0
Michael L. Crowl                                              0             0             0               0
Eduardo A. Cruz                                               0             0             0               0
John P. Curtin, Jr.                                           0             0             0               0
John W. Curtis                                                0             0             0               0
Michael D. Daffey                        Australia            0             0             0               0
Stephen C. Daffron                                            0             0             0               0
Paul B. Daitz                                                 0             0             0               0
John S. Daly                              Ireland             0             0             0               0
Philip M. Darivoff                                            0             0             0               0
Matthew S. Darnall                                            0             0             0               0
Timothy D. Dattels                        Canada              0             0             0               0
Gavyn Davies                                UK                0             0             0               0
Michael H. Davis                                              0             0             0               0
Michael G. De Lathauwer                   Belgium             0             0             0               0
Jean A. De Pourtales                     France/UK            0             0             0               0
Luigi de Vecchi                            Italy              0             0             0               0
David A. Dechman                                              0             0             0               0
Mark Dehnert                                                  0             0             0               0
Paul C. Deighton                            UK                0             0             0               0
James Del Favero                         Australia            0             0             0               0
Juan A. Del Rivero                         Spain              0             0             0               0
Robert V. Delaney, Jr.                                        0             0             0               0
Joseph Della Rosa                                             0             0             0               0
Emanuel Derman                                                0             0             0               0
Neil V. DeSena                                                0             0             0               0
Martin R. Devenish                          UK                0             0             0               0
Andrew C. Devenport                         UK                0             0             0               0
Stephen D. Dias                             UK                0             0             0               0
Armando A. Diaz                                               0             0             0               0
Alexander C. Dibelius                     Germany             0             0             0               0
Stephen J. DiLascio                                           0             0             0               0
James D. Dilworth                                             0             0             0               0
Paul M. DiNardo                                               0             0             0               0
Simon P. Dingemans                          UK                0             0             0               0
Joseph P. DiSabato                                            0             0             0               0
Sandra D'Italia                                               0             0             0               0
Michele I. Docharty                                           0             0             0               0
Paula A. Dominick                                             0             0             0               0
Noel B. Donohoe                           Ireland             0             0             0               0
Suzanne O. Donohoe                                            0             0             0               0
James H. Donovan                                              0             0             0               0
Jana Hale Doty                                                0             0             0               0
Robert G. Doumar, Jr.                                         0             0             0               0
Thomas M. Dowling                                             0             0             0               0
John O. Downing                                               0             0             0               0

                                          ITEM 6          ITEM 7         ITEM 8         ITEM 9       ITEM 10
                                        Citizenship        Sole          Shared          Sole         Shared
                                      (United States      Voting         Voting      Dispositive   Dispositive
                                          unless         Power of       Power of       Power of      Power of
           ITEM 1                        otherwise       Uncovered      Uncovered     Uncovered     Uncovered
 Names of Reporting Persons             indicated)        Shares          Shares        Shares        Shares
---------------------------           --------------     ---------      ---------    -----------   ------------
Michael B. Dubno                                              0             0             0               0
Connie K. Duckworth                                           0             0             0               0
William C. Dudley                                             0             0             0               0
Donald J. Duet                                                0             0             0               0
Brian J. Duffy                                                0             0             0               0
Brian Duggan                                                  0             0             0               0
Matthieu B. Duncan                                            0             0             0               0
C. Steven Duncker                                             0             0             0               0
Karlo J. Duvnjak                          Canada              0             0             0               0
Jay S. Dweck                                                  0             0             0               0
Michael L. Dweck                                              0             0             0               0
Gordon E. Dyal                                                0             0             0               0
Isabelle Ealet                            France              0             0             0               0
Glenn P. Earle                              UK                0             0             0               0
Seaborn S. Eastland                                           0             0             0               0
Paul S. Efron                                                 0             0             0               0
Herbert E. Ehlers                                             0             0             0               0
Alexander S. Ehrlich                                          0             0             0               0
John E. Eisenberg                                             0             0             0               0
Gary L. Eisenreich                                            0             0             0               0
Edward K. Eisler                          Austria             0             0             0               0
Jason H. Ekaireb                            UK                0             0             0               0
Gregory H. Ekizian                                            0             0             0               0
Aubrey J. Ellis                                               0             0             0               0
Glenn D. Engel                                                0             0             0               0
Earl S. Enzer                                                 0             0             0               0
Christopher H. Eoyang                                         0             0             0               0
Davide G. Erro                             Italy              0             0             0               0
Michael P. Esposito                                           0             0             0               0
George C. Estey                           Canada              0             0             0               0
Mark D. Ettenger                                              0             0             0               0
Bruce J. Evans                                                0             0             0               0
Ian J. Evans                                UK                0             0             0               0
J. Michael Evans                          Canada              0             0             0               0
W. Mark Evans                             Canada              0             0             0               0
Charles P. Eve                              UK                0             0             0               0
Brian F. Farr                                                 0             0             0               0
Elizabeth C. Fascitelli                                       0             0             0               0
Jeffrey F. Fastov                                             0             0             0               0
Pieter Maarten Feenstra               The Netherlands         0             0             0               0
Norman Feit                                                   0             0             0               0
Steven M. Feldman                                             0             0             0               0
Laurie R. Ferber                                              0             0             0               0
John A. Ferro, Jr.                                            0             0             0               0
Robert P. Fisher, Jr.                                         0             0             0               0
Lawton W. Fitt                                                0             0             0               0
Stephen C. Fitzgerald                    Australia            0             0             0               0
Thomas M. Fitzgerald III                                      0             0             0               0
Daniel M. Fitzpatrick                                         0             0             0               0
James A. Fitzpatrick                                          0             0             0               0
David N. Fleischer                                            0             0             0               0
David B. Ford                                                 0             0             0               0

                                          ITEM 6          ITEM 7         ITEM 8         ITEM 9       ITEM 10
                                        Citizenship        Sole          Shared          Sole         Shared
                                      (United States      Voting         Voting      Dispositive   Dispositive
                                          unless         Power of       Power of       Power of      Power of
           ITEM 1                        otherwise       Uncovered      Uncovered     Uncovered     Uncovered
 Names of Reporting Persons             indicated)        Shares          Shares        Shares        Shares
---------------------------           --------------     ---------      ---------    -----------   ------------
Edward C. Forst                                               0             0             0               0
George B. Foussianes                                          0             0             0               0
Oliver L. Frankel                                             0             0             0               0
Randy W. Frankel                                              0             0             0               0
Matthew T. Fremont-Smith                                      0             0             0               0
Christopher G. French                       UK                0             0             0               0
Timothy G. Freshwater                       UK                0             0             0               0
Jacob Y. Friedman                                             0             0             0               0
Richard A. Friedman                                           0             0             0               0
Matthias K. Frisch                      Switzerland           0             0             0               0
Robert K. Frumkes                                             0             0             0               0
C. Douglas Fuge                                               0             0             0               0
Shirley Fung                                UK                0             0             0               0
Joseph D. Gatto                                               0             0             0               0
Emmanuel Gavaudan                         France              0             0             0               0
Nicholas J. Gaynor                          UK                0             0             0               0
Richard A. Genna                                              0             0             0               0
Eduardo B. Gentil                                             0             0             0               0
Peter C. Gerhard                                              0             0             0               0
Kenneth K. Gershenfeld                                        0             0             0               0
Rajiv A. Ghatalia                          India              0             0             0               0
Robert R. Gheewalla                                           0             0             0               0
Nomi P. Ghez                            Israel/USA            0             0             0               0
Scott A. Gieselman                                            0             0             0               0
Gary T. Giglio                                                0             0             0               0
H. John Gilbertson, Jr.                                       0             0             0               0
Nicholas G. Giordano                                          0             0             0               0
Joseph H. Gleberman                                           0             0             0               0
Richard J. Gnodde                      Ireland/South          0             0             0               0
                                          Africa
Charles G. Goetz                                              0             0             0               0
Jeffrey B. Goldenberg                                         0          2,860(7)         0            2,860(7)
Jacob D. Goldfield                                            0             0             0               0
Gary F. Goldring                                              0             0             0               0
James S. Golob                                                0             0             0               0
Amy O. Goodfriend                                             0             0             0               0
Jay S. Goodgold                                               0             0             0               0
Andrew M. Gordon                                              0             0             0               0
Anthony J. Gordon                                             0             0             0               0
Roger H. Gordon                                               0             0             0               0
Robert D. Gottlieb                                            0             0             0               0
Gregory M. Gould                                              0             0             0               0
Frank J. Governali                                            0             0             0               0
Lorenzo Grabau                             Italy              0             0             0               0
Geoffrey T. Grant                                             0             0             0               0
William M. Grathwohl                                          0             0             0               0
Pedro Gonzalez Grau                        Spain              0             0             0               0
Thomas J. Gravina                                            200            0            200              0
Michael J. Graziano                                           0             0             0               0
Carmen A. Greco                                               0             0             0               0

----------

(7)   Shared with family members.

                                          ITEM 6          ITEM 7         ITEM 8         ITEM 9       ITEM 10
                                        Citizenship        Sole          Shared          Sole         Shared
                                      (United States      Voting         Voting      Dispositive   Dispositive
                                          unless         Power of       Power of       Power of      Power of
           ITEM 1                        otherwise       Uncovered      Uncovered     Uncovered     Uncovered
 Names of Reporting Persons             indicated)        Shares          Shares        Shares        Shares
---------------------------           --------------     ---------      ---------    -----------   ------------
David J. Greenwald                                            0             0             0               0
Louis S. Greig                              UK                0             0             0               0
William W. Gridley                                            0             0             0               0
Peter W. Grieve                                               0             0             0               0
Christopher Grigg                           UK                0             0             0               0
Edward Sebastian Grigg                   UK/France            0             0             0               0
Michael Grindfors                         Sweden              0             0             0               0
Douglas C. Grip                                               0             0             0               0
Peter Gross                                                   0             0             0               0
Eric P. Grubman                                               0             0             0               0
Celeste A. Guth                                               0             0             0               0
Edward S. Gutman                                              0             0             0               0
Joseph D. Gutman                                              0             0             0               0
Douglas A. Guzman                         Canada              0             0             0               0
Erol Hakanoglu                            Turkey              0             0             0               0
David R. Hansen                          Australia            0             0             0               0
Roger C. Harper                                               0             0             0               0
Charles T. Harris III                                         0             0             0               0
Robert S. Harrison                                            0             0             0               0
Shelley A. Hartman                                            0             0             0               0
Paul R. Harvey                                                0             0             0               0
Arthur J. Hass                                                0             0             0               0
Arne K. Hassel                            Sweden              0             0             0               0
Nobumichi Hattori                          Japan              0             0             0               0
Stephen J. Hay                              UK                0             0             0               0
Walter H. Haydock                                             0             0             0               0
Isabelle Hayen                            Belgium             0             0             0               0
Keith L. Hayes                              UK                0             0             0               0
Thomas J. Healey                                              0             0             0               0
John P. Heanue                                                0             0             0               0
Robert C. Heathcote                         UK                0             0             0               0
Sylvain M. Hefes                          France              0             0             0               0
Douglas C. Heidt                                              0             0             0               0
David B. Heller                                               0             0             0               0
Steven M. Heller                                              0             0             0               0
William L. Hemphill                                           0             0             0               0
Ruud G. Hendriks                      The Netherlands         0             0             0               0
David P. Hennessey                                            0             0             0               0
R. Douglas Henderson                                          0             0             0               0
David L. Henle                                                0             0             0               0
Mary C. Henry                                                 0             0             0               0
Peter C. Herbert                                              0             0             0               0
Raimund W. Herden                         Germany             0             0             0               0
Carl H. Hewitt                                                0          1000(8)          0            1000(8)
Bruce A. Heyman                                               0             0             0               0
Stephen Hickey                                                0             0             0               0
Robert E. Higgins                                             0             0             0               0
Joanne M. Hill                                                0             0             0               0
M. Roch Hillenbrand                                           0             0             0               0
Donald W. Himpele                                             0             0             0               0

----------

(8)   Shared with family members.

                                          ITEM 6          ITEM 7         ITEM 8         ITEM 9       ITEM 10
                                        Citizenship        Sole          Shared          Sole         Shared
                                      (United States      Voting         Voting      Dispositive   Dispositive
                                          unless         Power of       Power of       Power of      Power of
           ITEM 1                        otherwise       Uncovered      Uncovered     Uncovered     Uncovered
 Names of Reporting Persons             indicated)        Shares          Shares        Shares        Shares
---------------------------           --------------     ---------      ---------    -----------   ------------
Kenneth W. Hitchner                                           0             0             0               0
Maykin Ho                                                     0             0             0               0
Timothy E. Hodgson                        Canada              0             0             0               0
Jacquelyn M. Hoffman-Zehner               Canada              0             0             0               0
Richard R. Hogan                                              0             0             0               0
Christopher G. Hogg                   New Zealand/USA         0             0             0               0
Daniel E. Holland III                                         0             0             0               0
Teresa E. Holliday                                            0             0             0               0
Peter Hollmann                            Germany             0             0             0               0
Philip Holzer                             Germany             0             0             0               0
Gregory T. Hoogkamp                                           0             0             0               0
Thomas J. Hopkins                                             0             0             0               0
Jay D. Horine                                                 0             0             0               0
Robert D. Hormats                                             0             0             0               0
Robert G. Hottensen, Jr.                                      0             0             0               0
Michael R. Housden                          UK                0             0             0               0
Zu Liu Frederick Hu                        China              0             0             0               0
Paul J. Huchro                                                0             0             0               0
James A. Hudis                                                0             0             0               0
Terry P. Hughes                           Ireland             0             0             0               0
Bimaljit S. Hundal                          UK                0             0             0               0
Edith A. Hunt                                                 0             0             0               0
Susan J. Hunt                               UK                0             0             0               0
Fern Hurst                                                    0             0             0               0
Robert J. Hurst                                               0             0             0               0
Elizabeth A. Husted                                           0             0             0               0
Walter V. Hutcherson                                          0             0             0               0
John S. Iglehart                                              0             0             0               0
Toni Infante                                                  0             0             0               0
Francis J. Ingrassia                                          0             0             0               0
Timothy J. Ingrassia                                          0             0             0               0
Margaret H. Isdale                                            0             0             0               0
Hideki Ishibashi                           Japan              0             0             0               0
Masahiro Iwano                             Japan              0             0             0               0
Raymond J. Iwanowski                                          0             0             0               0
Walter A. Jackson                                             0             0             0               0
William L. Jacob III                                          0             0             0               0
Ronald H. Jacobe, Jr.                                         0             0             0               0
Mark M. Jacobs                                                0             0             0               0
Arthur L. Jacobson, Jr.                                       0             0             0               0
James A. Jacobson                                             0             0             0               0
Robert J. Jacobson, Jr.                                       0             0             0               0
Richard I. Jaffee                                             0             0             0               0
Reuben Jeffery III                                            0             0             0               0
Stefan J. Jentzsch                        Germany             0             0             0               0
Andrew R. Jessop                            UK                0             0             0               0
Dan H. Jester                                                 0             0             0               0
Thomas Jevon                                                  0             0             0               0
Daniel J. Jick                                                0             0             0               0
David M. Jimenez-Blanco                    Spain              0             0             0               0
Peter T. Johnston                                             0             0             0               0

                                          ITEM 6          ITEM 7         ITEM 8         ITEM 9       ITEM 10
                                        Citizenship        Sole          Shared          Sole         Shared
                                      (United States      Voting         Voting      Dispositive   Dispositive
                                          unless         Power of       Power of       Power of      Power of
           ITEM 1                        otherwise       Uncovered      Uncovered     Uncovered     Uncovered
 Names of Reporting Persons             indicated)        Shares          Shares        Shares        Shares
---------------------------           --------------     ---------      ---------    -----------   ------------
Robert H. Jolliffe                          UK                0             0             0               0
Andrew J. Jonas                                               0             0             0               0
Robert C. Jones                                               0             0             0               0
Roy R. Joseph                             Guyana              0             0             0               0
Chansoo Joung                                                 0             0             0               0
Marc H. Jourdren                          France              0             0             0               0
Andrew J. Kaiser                                              0             0             0               0
Fred J. Kambeitz                                              0             0             0               0
Ann F. Kaplan                                                21             0             21              0
Barry A. Kaplan                                               0             0             0               0
David A. Kaplan                                               0             0             0               0
Jason S. Kaplan                                               0             0             0               0
Robert S. Kaplan                                              0             0             0               0
Scott B. Kapnick                                              0             0             0               0
Atul Kapur                                 India              0             0             0               0
Erland S. Karlsson                        Sweden              0             0             0               0
James M. Karp                                                 0             0             0               0
Richard Katz                                                  0             0             0               0
Robert J. Katz                                                0             0             0               0
Sofia Katzap                                                  0             0             0               0
James C. Katzman                                              0             0             0               0
David K. Kaugher                                              0             0             0               0
Tetsuya Kawano                             Japan              0             0             0               0
R. Mark Keating                                               0             0             0               0
Peter R. Kellogg                                              0             0             0               0
John L. Kelly                                                 0             0             0               0
Carsten Kengeter                          Germany             0             0             0               0
Kevin W. Kennedy                                              0             0             0               0
Gioia M. Kennett                                              0             0             0               0
William J. Kenney                                             0             0             0               0
Thomas J. Kenny                                               0             0             0               0
Steven Kerr                                                   0             0             0               0
Lawrence S. Keusch                                            0             0             0               0
Rustom N. Khandalavala                                        0             0             0               0
Philippe Khuong-Huu                       France              0             0             0               0
Peter A. Kiernan                            UK                0             0             0               0
Peter D. Kiernan III                                          0             0             0               0
James T. Kiernan, Jr.                                         0             0             0               0
Sun Bae Kim                               Canada              0             0             0               0
Douglas W. Kimmelman                                          0             0             0               0
Colin E. King                             Canada              0             0             0               0
Robert C. King, Jr.                                           0             0             0               0
Adrian P. Kingshott                         UK                0             0             0               0
Timothy M. Kingston                                           0             0             0               0
Frank J. Kinney, III                                          0             0             0               0
Lincoln Kinnicutt                                             0             0             0               0
Shigeki Kiritani                           Japan              0             0             0               0
Ewan M. Kirk                                UK                0             0             0               0
Daniel H. Klebes II                                           0             0             0               0
Michael K. Klingher                                           0             0             0               0
Craig A. Kloner                                               0             0             0               0
Jonathan R. Knight                          UK                0             0             0               0

                                          ITEM 6          ITEM 7         ITEM 8         ITEM 9       ITEM 10
                                        Citizenship        Sole          Shared          Sole         Shared
                                      (United States      Voting         Voting      Dispositive   Dispositive
                                          unless         Power of       Power of       Power of      Power of
           ITEM 1                        otherwise       Uncovered      Uncovered     Uncovered     Uncovered
 Names of Reporting Persons             indicated)        Shares          Shares        Shares        Shares
---------------------------           --------------     ---------      ---------    -----------   ------------
Bradford C. Koenig                                            0             0             0               0
Mark J. Kogan                                                 0             0             0               0
Stanley Kogelman                                              0             0             0               0
John T. Koh                              Singapore            0             0             0               0
Jonathan L. Kolatch                                           0             0             0               0
Richard E. Kolman                                             0             0             0               0
Philip J. Kopp III                                            0             0             0               0
David J. Kostin                                               0             0             0               0
Koji Kotaka                                Japan              0             0             0               0
Peter S. Kraus                                               15             0             15              0
Mary Lyn Valkenburg Kurish                                    0             0             0               0
Lawrence Kutscher                                             0             0             0               0
Peggy A. Lamb                                                 0             0             0               0
David  G. Lambert                                             0             0             0               0
Thomas K. Lane                                                0             0             0               0
Bruce M. Larson                                               0             0             0               0
Thomas D. Lasersohn                                           0             0             0               0
Anthony D. Lauto                                              0             0             0               0
John J. Lauto                                                 0             0             0               0
Matthew Lavicka                                               0             0             0               0
Peter T. Lawler                                               0             0             0               0
David N. Lawrence                                             0             0             0               0
Peter Layton                                                  0             0             0               0
Susan R. Leadem                                               0             0             0               0
Andrew D. Learoyd                           UK                0             0             0               0
Chang-Ho J. Lee                       USA/South Korea         0             0             0               0
Donald C. Lee                                                 0             0             0               0
Gregory D. Lee                           Australia            0             0             0               0
Kenneth H. M. Leet                                            0             0             0               0
Anthony J. Leitner                                            0             0             0               0
Todd W. Leland                                                0             0             0               0
Paulo C. Leme                                                 0             0             0               0
Remco O. Lenterman                    The Netherlands         0             0             0               0
Hughes B. Lepic                           France              0             0             0               0
Alan B. Levande                                               0             0             0               0
Johan H. Leven                            Sweden              0             0             0               0
Stephen M. Levick                                             0             0             0               0
Ronald S. Levin                                               0             0             0               0
Jack Levy                                                     0             0             0               0
Richard J. Levy                             UK                0             0             0               0
Tobin V. Levy                                                 0             0             0               0
P. Jeremy Lewis                                               0             0             0               0
Thomas B. Lewis, Jr.                                          0             0             0               0
Mark E. Leydecker                                             0             0             0               0
Matthew G. L'Heureux                                          0             0             0               0
Michael Liberman                                              0             0             0               0
George C. Liberopoulos                  Canada/USA            0             0             0               0
Gwen R. Libstag                                               0             0             0               0
Stephen C. Lichtenauer                                        0             0             0               0
Roger A. Liddell                            UK                0             0             0               0
Richard J. Lieb                                               0             0             0               0

                                          ITEM 6          ITEM 7         ITEM 8         ITEM 9       ITEM 10
                                        Citizenship        Sole          Shared          Sole         Shared
                                      (United States      Voting         Voting      Dispositive   Dispositive
                                          unless         Power of       Power of       Power of      Power of
           ITEM 1                        otherwise       Uncovered      Uncovered     Uncovered     Uncovered
 Names of Reporting Persons             indicated)        Shares          Shares        Shares        Shares
---------------------------           --------------     ---------      ---------    -----------   ------------
Mitchell J. Lieberman                                         0             0             0               0
Richerd C. Lightburn                                          0             0             0               0
Susan S. Lin                           Hong Kong/USA          0             0             0               0
Syaru Shirley Lin                                             0             0             0               0
Josephine Linden                            UK                0             0             0               0
Lawrence H. Linden                                            0             0             0               0
Anthony W. Ling                             UK                0             0             0               0
Laura A. Liswood                                              0             0             0               0
Bonnie S. Litt                                                0             0             0               0
Robert Litterman                                              0             0             0               0
Robert H. Litzenberger                                        0             0             0               0
David McD. A. Livingstone                Australia            0             0             0               0
Douglas F. Londal                                             0             0             0               0
Jacques M. Longerstaey                  USA/Belgium           0             0             0               0
Joseph Longo                                                  0             0             0               0
Jonathan M. Lopatin                                           0             0             0               0
Francisco Lopez-Balboa                                        0             0             0               0
Victor M. Lopez-Balboa                                        0             0             0               0
Antigone Loudiadis                          UK                0             0             0               0
Michael C. Luethke                                            0             0             0               0
Kevin L. Lundeen                                              0             0             0               0
Michael R. Lynch                                              0             0             0               0
Peter B. MacDonald                          UK                0             0             0               0
Mark G. Machin                              UK                0             0             0               0
Shogo Maeda                                Japan              0             0             0               0
John A. Mahoney                                               0             0             0               0
Sean O. Mahoney                                               0             0             0               0
Russell E. Makowsky                                           0             0             0               0
Peter G. C. Mallinson                       UK                0             0             0               0
John V. Mallory                                               0             0             0               0
Kathleen M. Maloney                                           0             0             0               0
Charles G. R. Manby                         UK                0             0             0               0
Robert S. Mancini                                             0             0             0               0
Barry A. Mannis                                               0             0             0               0
Arthur S. Margulis, Jr.                                       0             0             0               0
Carmen Marino                                                 0             0             0               0
Jorge O. Mariscal                         Mexico              0             0             0               0
Richard J. Markowitz                                          0             0             0               0
Ronald G. Marks                                               0             0             0               0
Robert J. Markwick                          UK                0             0             0               0
Nicolas I. Marovich                                           0             0             0               0
Eff W. Martin                                                 0             0             0               0
Jacques Martin                            Canada              0             0             0               0
John J. Masterson                                             0             0             0               0
David J. Mastrocola                                           0             0             0               0
Blake W. Mather                                               0             0             0               0
Kathy M. Matsui                                               0             0             0               0
Tadanori Matsumura                         Japan              0             0             0               0
Karen A. Matte                                               60             0             60              0
Heinz Thomas Mayer                        Germany             0             0             0               0
Thomas J. McAdam                                             12             0             12              0
Richard F. McArdle                                            0             0             0               0

                                          ITEM 6          ITEM 7         ITEM 8         ITEM 9       ITEM 10
                                        Citizenship        Sole          Shared          Sole         Shared
                                      (United States      Voting         Voting      Dispositive   Dispositive
                                          unless         Power of       Power of       Power of      Power of
           ITEM 1                        otherwise       Uncovered      Uncovered     Uncovered     Uncovered
 Names of Reporting Persons             indicated)        Shares          Shares        Shares        Shares
---------------------------           --------------     ---------      ---------    -----------   ------------
John J. McCabe                                                0             0             0               0
Theresa E. McCabe                                             0             0             0               0
Joseph M. McConnell                                           0             0             0               0
Lynn M. McCormick                                             0             0             0               0
Mark E. McGoldrick                                            0             0             0               0
Joseph P. McGrath, Jr.                                        0             0             0               0
Stephen J. McGuinness                                         0             0             0               0
Tracy K. McHale Stuart                                        0             0             0               0
John C. McIntire                                              0             0             0               0
John W. McMahon                                               0             0             0               0
Geraldine F. McManus                                          0             0             0               0
James A. McNamara                                             0            215            0              215
Richard P. McNeil                         Jamaica             0             0             0               0
Audrey A. McNiff                                              0             0             0               0
Anne Welsh McNulty                                            0             0             0               0
John P. McNulty                                               0             0             0               0
Robert A. McTamaney                                           0             0             0               0
E. Scott Mead                                                 0             0             0               0
Sharon I. Meers                                               0             0             0               0
David M. Meerschwam                   The Netherlands         0             0             0               0
Sanjeev K. Mehra                           India              0             0             0               0
Christian A. Meissner                     Austria             0             0             0               0
Michael C. Melignano                                          0             0             0               0
Michael A. Mendelson                                          0             0             0               0
Amos Meron                              USA/Israel            0             0             0               0
T. Willem Mesdag                                              0             0             0               0
Andrew L. Metcalfe                          UK                0             0             0               0
Michael R. Miele                                              0             0             0               0
Lowell J. Millar                                              0             0             0               0
Gunnar T. Miller                                              0             0             0               0
Kenneth A. Miller                                             0             0             0               0
Therese L. Miller                                             0             0             0               0
James E. Milligan                                             0             0             0               0
Eric M. Mindich                                               0             0             0               0
Peter A. Mindnich                                             0             0             0               0
John J. Minio                                                 0             0             0               0
Luciana D. Miranda                        Brazil              0             0             0               0
Edward S. Misrahi                          Italy              0             0             0               0
Steven T. Mnuchin                                             0             0             0               0
Masanori Mochida                           Japan              0             0             0               0
Douglas D. Moffitt                                            0             0             0               0
Karsten N. Moller                         Denmark             0             0             0               0
Thomas K. Montag                                              0             0             0               0
William C. Montgomery                                         0             0             0               0
Wayne L. Moore                                                0             0             0               0
Yukihiro Moroe                             Japan              0             0             0               0
R. Scott Morris                                               0             0             0               0
Robert B. Morris III                                          0             0             0               0
Jennifer Moses                                                0             0             0               0
Jeffrey M. Moslow                                             0             0             0               0
Sharmin Mossavar-Rahmani                    UK                0             0             0               0
Gregory T. Mount                                              0             0             0               0

                                          ITEM 6          ITEM 7         ITEM 8         ITEM 9       ITEM 10
                                        Citizenship        Sole          Shared          Sole         Shared
                                      (United States      Voting         Voting      Dispositive   Dispositive
                                          unless         Power of       Power of       Power of      Power of
           ITEM 1                        otherwise       Uncovered      Uncovered     Uncovered     Uncovered
 Names of Reporting Persons             indicated)        Shares          Shares        Shares        Shares
---------------------------           --------------     ---------      ---------    -----------   ------------
Ian Mukherjee                               UK                0             0             0               0
Edward A. Mule                                                0             0             0               0
Timothy R. Mullen                                             0             0             0               0
Eric D. Mullins                                               0             0             0               0
Donald J. Mulvihill                                           0             0             0               0
Patrick E. Mulvihill                      Ireland             0             0             0               0
Richard A. Murley                           UK                0             0             0               0
Patrick E. Murphy                                             0             0             0               0
Philip D. Murphy                                             43             0             43              0
Raymond T. Murphy                                             0             0             0               0
Thomas S. Murphy, Jr.                                         0             0             0               0
Gaetano J. Muzio                                              0             0             0               0
Michiya Nagai                              Japan              0             0             0               0
Gabrielle U. Napolitano                                       0             0             0               0
Avi M. Nash                                                   0             0             0               0
Trevor P. Nash                              UK                0             0             0               0
Kevin D. Naughton                                            235            0            235              0
Warwick M. Negus                         Australia            0             0             0               0
Daniel M. Neidich                                            22             0             22              0
Kipp M. Nelson                                                0             0             0               0
Leslie S. Nelson                                              0             0             0               0
Robin Neustein                                                0             0             0               0
Geoffrey W. Nicholson                       UK                0             0             0               0
Duncan L. Niederauer                                          0             0             0               0
Theodore E. Niedermayer                 USA/France            0             0             0               0
Susan M. Noble                              UK                0             0             0               0
Markus J. Noe-Nordberg                    Austria             0             0             0               0
Suok J. Noh                                                   0             0             0               0
Suzanne M. Nora Johnson                                       0             0             0               0
Christopher K. Norton                                         0             0             0               0
Michael E. Novogratz                                          0             0             0               0
Jay S. Nydick                                                 0             0             0               0
Katherine K. Oakley                                           0             0             0               0
Alok Oberoi                                India              0             0             0               0
Fergal J. O'Driscoll                      Ireland             0             0             0               0
David Ogens                                                   0             0             0               0
Jinsuk T. Oh                            South Korea           0             0             0               0
L. Peter O'Hagan                          Canada              0             0             0               0
John C. O'Hara                                                0             0             0               0
Terence J. O'Neill                          UK                0             0             0               0
Timothy J. O'Neill                                            0             0             0               0
Richard T. Ong                           Malaysia             0             0             0               0
Ronald M. Ongaro                                              0             0             0               0
Taneki Ono                                 Japan              0             0             0               0
Donald C. Opatrny, Jr.                                        0             0             0               0
Daniel P. Opperman                                            0             0             0               0
Daniel B. O'Rourke                                            0             0             0               0
Calum M. Osborne                            UK                0             0             0               0
Robert J. O'Shea                                              0             0             0               0
Joel D. Ospa                                                  0             0             0               0
Greg M. Ostroff                                               0             0             0               0
Nigel M. O'Sullivan                         UK                0             0             0               0

                                          ITEM 6          ITEM 7         ITEM 8         ITEM 9       ITEM 10
                                        Citizenship        Sole          Shared          Sole         Shared
                                      (United States      Voting         Voting      Dispositive   Dispositive
                                          unless         Power of       Power of       Power of      Power of
           ITEM 1                        otherwise       Uncovered      Uncovered     Uncovered     Uncovered
 Names of Reporting Persons             indicated)        Shares          Shares        Shares        Shares
---------------------------           --------------     ---------      ---------    -----------   ------------
Terence M. O'Toole                                            0             0             0               0
Brett R. Overacker                                            0             0             0               0
Robert J. Pace                                                0             0             0               0
Gregory K. Palm                                               0             0             0               0
Bryant F. Pantano                                             0             0             0               0
James R. Paradise                           UK                0             0             0               0
Mukesh K. Parekh                                              0             0             0               0
Geoffrey M. Parker                                            0             0             0               0
Michael L. Pasternak                        UK                0             0             0               0
Ketan J. Patel                              UK                0             0             0               0
Melissa B. Patrusky                                           0             0             0               0
Henry M. Paulson, Jr.                                         0             0             0               0
Arthur J. Peponis                                            282            0            282              0
David E. Perlin                                               0             0             0               0
David B. Philip                                               0             0             0               0
Paul A. Phillips                                              0             0             0               0
Alberto M. Piedra, Jr.                                        0             0             0               0
Stephen R. Pierce                                             0             0             0               0
Philip J. Pifer                                               0             0             0               0
Scott M. Pinkus                                               0             0             0               0
Michel G. Plantevin                       France              0             0             0               0
Timothy C. Plaut                          Germany             0             0             0               0
Andrea Ponti                             Italy/USA            0             0             0               0
Ellen R. Porges                                               0             0             0               0
Wiet H. M. Pot                        The Netherlands         0             0             0               0
Michael J. Poulter                          UK                0             0             0               0
John J. Powers                                                0             0             0               0
Richard H. Powers                                             0             0             0               0
Roderic L. Prat                           Canada              0             0             0               0
Michael A. Price                                              0             0             0               0
Scott Prince                                                  0             0             0               0
Nomi M. Prins                                                 0             0             0               0
Goran V. Puljic                                               0             0             0               0
Alok Puri                                   UK                0             0             0               0
Kevin A. Quinn                                                0             0             0               0
Stephen D. Quinn                                              0             0             0               0
B. Andrew Rabin                                               0             0             0               0
John J. Rafter                            Ireland             0             0             0               0
Hugh A. Ragsdale III                                          0             0             0               0
Jonathan Raleigh                                              0             0             0               0
Dioscoro-Roy I. Ramos                  Phillippines           0             0             0               0
Gregory G. Randolph                                           0             0             0               0
Charlotte P. Ransom                         UK                0             0             0               0
Michael G. Rantz                                              0             0             0               0
Philip A. Raper                             UK                0             0             0               0
Joseph Ravitch                                                0             0             0               0
Girish V. Reddy                                               0             0             0               0
Arthur J. Reimers III                                         0             0             0               0
Anthony John Reizenstein                    UK                0             0             0               0
Peter Richards                              UK                0             0             0               0
Michael J. Richman                                            0             0             0               0
Andrew J. Rickards                          UK                0             0             0               0

                                          ITEM 6          ITEM 7         ITEM 8         ITEM 9       ITEM 10
                                        Citizenship        Sole          Shared          Sole         Shared
                                      (United States      Voting         Voting      Dispositive   Dispositive
                                          unless         Power of       Power of       Power of      Power of
           ITEM 1                        otherwise       Uncovered      Uncovered     Uncovered     Uncovered
 Names of Reporting Persons             indicated)        Shares          Shares        Shares        Shares
---------------------------           --------------     ---------      ---------    -----------   ------------
James P. Riley, Jr.                                           0             0             0               0
Kimberly E. Ritrievi                                          0             0             0               0
John S. Rizner                                                0             0             0               0
Paul M. Roberts                             UK                0             0             0               0
Simon M. Robertson                          UK                0             0             0               0
James H. Rogan                                                0             0             0               0
J. David Rogers                                               0             0             0               0
John F. W. Rogers                                             0             0             0               0
Emmanuel Roman                            France              0             0             0               0
Eileen P. Rominger                                            0             0             0               0
Pamela P. Root                                                0             0             0               0
Ralph F. Rosenberg                                            0             0             0               0
Jacob D. Rosengarten                                          0             0             0               0
Richard J. Rosenstein                                         0             0             0               0
Ivan Ross                                                     0             0             0               0
Stuart M. Rothenberg                                          0             0             0               0
Michael S. Rotter                                             0             0             0               0
Michael S. Rubinoff                                           0             0             0               0
Ernest H. Ruehl, Jr.                                          0             0             0               0
Paul M. Russo                                                 0             0             0               0
John P. Rustum                          Ireland/USA          10             0             10              0
Richard M. Ruzika                                             0             0             0               0
Jeri Lynn Ryan                                                0             0             0               0
John C. Ryan                                                  0             0             0               0
Michael D. Ryan                                               0             0             0               0
Katsunori Sago                             Japan              0             0             0               0
Pablo J. Salame                           Ecuador             0             0             0               0
Richard C. Salvadore                                          0             0             0               0
J. Michael Sanders                                            0             0             0               0
Allen Sangines-Krause                     Mexico             204            0            204              0
Richard A. Sapp                                               0             0             0               0
Neil I. Sarnak                                                0             0             0               0
Joseph Sassoon                            Israel              0             0             0               0
Atsuko Sato                                Japan              0             0             0               0
Masanori Sato                              Japan              0             0             0               0
Tsutomu Sato                               Japan             240            0            240              0
Muneer A. Satter                                              0             0             0               0
Marc P. Savini                                                0             0             0               0
Jonathan S. Savitz                                            0             0             0               0
Peter Savitz                                                  0             0             0               0
Robert Schaefer                                               0             0             0               0
Paul S. Schapira                           Italy              0             0             0               0
P. Sheridan Schechner                                       1,000           0           1,000             0
Gary B. Schermerhorn                                          0             0             0               0
Mitchell I. Scherzer                      Canada              0             0             0               0
Peter Schiefer                            Germany             0             0             0               0
Howard B. Schiller                                            0             0             0               0
Erich P. Schlaikjer                                           0             0             0               0
Jeffrey W. Schroeder                                          0             0             0               0
Antoine Schwartz                          France              0             0             0               0
Eric S. Schwartz                                              0             0             0               0
Harvey M. Schwartz                                            0             0             0               0

                                          ITEM 6          ITEM 7         ITEM 8         ITEM 9       ITEM 10
                                        Citizenship        Sole          Shared          Sole         Shared
                                      (United States      Voting         Voting      Dispositive   Dispositive
                                          unless         Power of       Power of       Power of      Power of
           ITEM 1                        otherwise       Uncovered      Uncovered     Uncovered     Uncovered
 Names of Reporting Persons             indicated)        Shares          Shares        Shares        Shares
---------------------------           --------------     ---------      ---------    -----------   ------------
Mark Schwartz                                                 0             0             0               0
Thomas M. Schwartz                                            0           1,900           0             1,900
Patrick P. Scire                                              0             0             0               0
Steven M. Scopellite                                          0             0             0               0
David J. Scudellari                                           0             0             0               0
Charles B. Seelig, Jr.                                        0             0             0               0
Karen D. Seitz                                                0             0             0               0
Randolph Sesson, Jr.                                          0             0             0               0
Steven M. Shafran                                             0             0             0               0
Lisa M. Shalett                                               0             0             0               0
Ramakrishna Shanker                      India/USA            0             0             0               0
Richard S. Sharp                            UK                0             0             0               0
John P. Shaughnessy                                           0             0             0               0
Mary Beth Shea                                                0             0             0               0
Robert J. Shea, Jr.                                           0             0             0               0
John S. Sheldon                                               0             0             0               0
David G. Shell                                                0             0             0               0
James M. Sheridan                                             0             0             0               0
Richard G. Sherlund                                           0             0             0               0
Michael S. Sherwood                         UK                0             0             0               0
Evan W. Siddall                          Canada/UK            0             0             0               0
Michael H. Siegel                                             0             0             0               0
Ralph J. Silva                                                0             0             0               0
Harry Silver                                                  0             0             0               0
Harvey Silverman                                              0             0             0               0
Howard A. Silverstein                                         0             0             0               0
Richard P. Simon                                              0             0             0               0
Victor R. Simone, Jr.                                         0             0             0               0
David T. Simons                                               0             0             0               0
Christine A. Simpson                                          0             0             0               0
Dinakar Singh                                                 0             0             0               0
Ravi M. Singh                                                 0             0             0               0
Ravi Sinha                               India/USA            0             0             0               0
Allen W. Sinsheimer                                           0             0             0               0
Edward M. Siskind                                             0             0             0               0
Christian J. Siva-Jothy                     UK                0             0             0               0
Mark F. Slaughter                                             0             0             0               0
Linda J. Slotnick                                             0             0             0               0
Cody J Smith                                                  0           1,000           0             1,000
Derek S. Smith                                                0             0             0               0
Michael M. Smith                                              0             0             0               0
Sarah E. Smith                              UK                0             0             0               0
Trevor A. Smith                             UK                0             0             0               0
Randolph C. Snook                                             0             0             0               0
Jonathan S. Sobel                                             0             0             0               0
David M. Solomon                                              0             0             0               0
Judah C. Sommer                                               0             0             0               0
Theodore T. Sotir                                             0             0             0               0
Sergio E. Sotolongo                                           0             0             0               0
Vickrie C. South                                              0             0             0               0
Daniel L. Sparks                                              0             0             0               0
Marc A. Spilker                                               0             0             0               0

                                          ITEM 6          ITEM 7         ITEM 8         ITEM 9       ITEM 10
                                        Citizenship        Sole          Shared          Sole         Shared
                                      (United States      Voting         Voting      Dispositive   Dispositive
                                          unless         Power of       Power of       Power of      Power of
           ITEM 1                        otherwise       Uncovered      Uncovered     Uncovered     Uncovered
 Names of Reporting Persons             indicated)        Shares          Shares        Shares        Shares
---------------------------           --------------     ---------      ---------    -----------   ------------
Daniel W. Stanton                                             0             0             0               0
Steven R. Starker                                             0             0             0               0
Esta E. Stecher                                               0             0             0               0
Cathrine S. Steck                                             0             0             0               0
Fredric E. Steck                                              0             0             0               0
Robert K. Steel                                               0             0             0               0
Jean-Michel Steg                          France              0             0             0               0
Stuart L. Sternberg                                           0             0             0               0
Joseph P. Stevens                                             0             0             0               0
Raymond S. Stolz                                              0             0             0               0
Steven H. Strongin                                            0             0             0               0
Timothy T. Storey                         Canada              0             0             0               0
Andrew J. Stuart                         Australia            0             0             0               0
Nobumichi Sugiyama                         Japan              0             0             0               0
Christopher P. Sullivan                 USA/Ireland           0             0             0               0
Patrick Sullivan                                              0             0             0               0
Johannes R. Sulzberger                    Austria             0             0             0               0
Hsueh J. Sung                             Taiwan              0             0             0               0
George M. Suspanic                         Spain              0             0             0               0
Richard J. Sussman                                            0             0             0               0
Peter D. Sutherland S.C.                  Ireland             0             0             0               0
Watanan Suthiwartnarueput                Thailand             0             0             0               0
Gary J. Sveva                                                 0             0             0               0
Eric S. Swanson                                               0             0             0               0
Andrew M. Swinburne                         UK                0             0             0               0
Gene T. Sykes                                                 0             0             0               0
Shahriar Tadjbakhsh                                           0             0             0               0
Ronald K. Tanemura                        UK/USA              0             0             0               0
Caroline H. Taylor                          UK                0             0             0               0
John H. Taylor                                                0             0             0               0
Robert E. Taylor                                              0             0             0               0
Greg W. Tebbe                                                 0             0             0               0
David H. Tenney                                               0             0             0               0
Kiyotaka Teranishi                         Japan              0             0             0               0
Mark R. Tercek                                                0             0             0               0
Donald F. Textor                                              0             0             0               0
John A. Thain                                                 0             0             0               0
Darren S. Thompson                                            0             0             0               0
John L. Thornton                                              0             0             0               0
Timothy J. Throsby                       Australia            0             0             0               0
Rory T. Tobin                             Ireland             0             0             0               0
Daisuke Toki                               Japan              0             0             0               0
Gary S. Tolchin                                               0             0             0               0
Peter K. Tomozawa                                             0             0             0               0
Massimo Tononi                             Italy              0             0             0               0
Brian J. Toolan                                               0             0             0               0
John R. Tormondsen                                            0             0             0               0
Leslie C. Tortora                                             0             0             0               0
John L. Townsend III                                          0             0             0               0
Mark J. Tracey                              UK                0             0             0               0
Lawrence F. Trainor                                           0             0             0               0
Stephen S. Trevor                                             0             0             0               0

                                          ITEM 6          ITEM 7         ITEM 8         ITEM 9       ITEM 10
                                        Citizenship        Sole          Shared          Sole         Shared
                                      (United States      Voting         Voting      Dispositive   Dispositive
                                          unless         Power of       Power of       Power of      Power of
           ITEM 1                        otherwise       Uncovered      Uncovered     Uncovered     Uncovered
 Names of Reporting Persons             indicated)        Shares          Shares        Shares        Shares
---------------------------           --------------     ---------      ---------    -----------   ------------
Byron D. Trott                                                0             0             0               0
Michael A. Troy                                               0             0             0               0
Daniel Truell                               UK                0             0             0               0
Donald J. Truesdale                                           0             0             0               0
Robert B. Tudor III                                           0             0             0               0
Thomas E. Tuft                                                0             0             0               0
John Tumilty                                UK                0             0             0               0
Barry S. Turkanis                                             0             0             0               0
Malcolm B. Turnbull                      Australia            0             0             0               0
Christopher H. Turner                                         0             0             0               0
Gareth N. Turner                          Canada              0             0             0               0
Thomas B. Tyree, Jr.                                          0             0             0               0
Harkanwar Uberoi                           India              0             0             0               0
Eiji Ueda                                  Japan              0             0             0               0
Kaysie P. Uniacke                                             0             0             0               0
John E. Urban                                                 0             0             0               0
Lucas van Praag                             UK                0             0             0               0
Hugo H. Van Vredenburch               The Netherlands         0             0             0               0
Frederick G. Van Zijl                                         0             0             0               0
Lee G. Vance                                                  0             0             0               0
Ashok Varadhan                                                0             0             0               0
Corrado P. Varoli                         Canada              0             0             0               0
George F. Varsam                                              0             0             0               0
John J. Vaske                                                 0             0             0               0
David A. Viniar                                               0             0             0               0
Barry S. Volpert                                              0             0             0               0
Casper W. Von Koskull                     Finland             0             0             0               0
Robert T. Wagner                                              0             0             0               0
George H. Walker IV                                           0             0             0               0
Thomas B. Walker III                                          0             0             0               0
Berent A. Wallendahl                      Norway              0             0             0               0
David R. Walton                             UK                0             0             0               0
Hsueh-Ming Wang                                               0             0             0               0
Patrick J. Ward                                               0             0             0               0
Haruko Watanuki                            Japan              0             0             0               0
Jerry T. Wattenberg                                           0             0             0               0
Edward F. Watts, Jr.                                         40           150(9)         40             150(9)
David M. Weil                                                 0             0             0               0
Frank Weinberg III                                            0             0             0               0
John S. Weinberg                                              0             0             0               0
Peter A. Weinberg                                             0             0             0               0
Helge Weiner-Trapness                     Sweden              0             0             0               0
Gregg S. Weinstein                                            0             0             0               0
Scott R. Weinstein                                            0             0             0               0
Mark S. Weiss                                                 0             0             0               0
George W. Wellde, Jr.                                         0             0             0               0
Martin M. Werner                          Mexico              0             0             0               0
Lance N. West                                                 0             0             0               0
Matthew Westerman                           UK                0             0             0               0
Peter Wheeler                               UK                0             0             0               0

----------

(9)   Shared with family members.

                                          ITEM 6          ITEM 7         ITEM 8         ITEM 9       ITEM 10
                                        Citizenship        Sole          Shared          Sole         Shared
                                      (United States      Voting         Voting      Dispositive   Dispositive
                                          unless         Power of       Power of       Power of      Power of
           ITEM 1                        otherwise       Uncovered      Uncovered     Uncovered     Uncovered
 Names of Reporting Persons             indicated)        Shares          Shares        Shares        Shares
---------------------------           --------------     ---------      ---------    -----------   ------------
Barbara A. White                                              0             0             0               0
A. Carver Wickman                                             0             0             0               0
C. Howard Wietschner                                          0             0             0               0
Susan A. Willetts                                             0             0             0               0
Anthony G. Williams                         UK                0             0             0               0
Christopher G. Williams                     UK                0             0             0               0
Gary W. Williams                                              0             0             0               0
Thomas F. Williams                                            0             0             0               0
Todd A. Williams                                              0             0             0               0
John S. Willian                                               0             0             0               0
Kenneth W. Willman                                            0             0             0               0
Keith R. Wills                              UK                0             0             0               0
Kevin D. Willsey                                              0             0             0               0
Andrew F. Wilson                        New Zealand           0             0             0               0
Kendrick R. Wilson III                                        0             0             0               0
Kurt D. Winkelmann                                            0             0             0               0
Jon Winkelried                                                0             0             0               0
Steven J. Wisch                                               0             0             0               0
Michael S. Wishart                                            0             0             0               0
Richard E. Witten                                             0             0             0               0
William H. Wolf, Jr.                                          0             0             0               0
Melinda B. Wolfe                                              0             0             0               0
Tracy R. Wolstencroft                                         0             0             0               0
Zi Wang Xu                             Canada/China           0             0             0               0
                                           (PRC)
Richard A. Yacenda                                            0             0             0               0
Tetsufumi Yamakawa                         Japan              0             0             0               0
Yasuyo Yamazaki                            Japan              0             0             0               0
Anne Yang                                                     0             0             0               0
Danny O. Yee                                                  0             0             0               0
Jaime E. Yordan                                               0             0             0               0
W. Thomas York, Jr.                                           0             0             0               0
Wassim G. Younan                          Lebanon             0             0             0               0
Paul M. Young                                                 0             0             0               0
Richard M. Young                                              0             0             0               0
Bryant M. Yunker, Jr.                                         0             0             0               0
Jeffrey J. Zajkowski                                          0             0             0               0
Michael J. Zamkow                                             0           60(10)          0             60(10)
Paolo Zannoni                              Italy              0             0             0               0
Yoel Zaoui                                France              0             0             0               0
Gregory Zenna                                                 0             0             0               0
Gregory H. Zehner                                             0             0             0               0
Jide J. Zeitlin                                               0             0             0               0
Alphonse Zenna                                                0             0             0               0
Joan H. Zief                                                  0             0             0               0
Joseph R. Zimmel                                              0             0             0               0
James P. Ziperski                                             0             0             0               0
Barry L. Zubrow                                               0             0             0               0
Mark A. Zurack                                                0             0             0               0

----------

(10)   Shared with family members.

                                           ITEM 6          ITEM 7         ITEM 8         ITEM 9       ITEM 10
                                         Citizenship        Sole          Shared          Sole         Shared
                                       (United States      Voting         Voting      Dispositive   Dispositive
                                           unless         Power of       Power of       Power of      Power of
          ITEM 1                          otherwise       Uncovered      Uncovered     Uncovered     Uncovered
Names of Reporting Persons               indicated)        Shares          Shares        Shares        Shares
--------------------------           ----------------    -----------    ---------    -----------   ----------------
Shares held by 91 private                   N/A               0         1,795,135         0           1,795,135
charitable foundations
established by 91 Covered
Persons each of whom is a
co-trustee of one or more of
such private charitable
foundations(1)

----------

(1) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             Place of           Sole         Shared         Sole         Shared
                                           Organization        Voting        Voting     Dispositive    Dispositive
                                             New York         Power of      Power of      Power of      Power of
          ITEM 1                          unless otherwise   Uncovered     Uncovered     Uncovered      Uncovered
Names of Reporting Persons                  indicated)         Shares        Shares        Shares        Shares
--------------------------              -----------------   -----------    ---------    -----------    -----------
Trusts
------
120 Broadway Partners                       New Jersey           0             0             0              0
2000 Carlos A. Cordeiro Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 Danny O. Yee Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Danny O. Yee Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 Douglas W. Kimmelman Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 Douglas W. Kimmelman Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 Girish V. Reddy Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Girish V. Reddy Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 James M. Sheridan Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 James M. Sheridan Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 John A. Thain Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 John A. Thain Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 Kipp M. Nelson Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 Mary Ann Casati Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Mary Ann Casati Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 Michael E. Novogratz Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 Scott S. Prince Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Scott S. Prince Grantor Retained
    Annuity Trust                                                0             0             0              0
The Abby Joseph Cohen 2000 Annuity
    Trust I                                                      0             0             0              0
The Abby Joseph Cohen 2000 Family
    Trust                                                        0             0             0              0
The Abby Joseph Cohen 2001 Annuity
    Trust I                                                      0             0             0              0
A.C. Trust                                                       0             0             0              0
The Adina R. Lopatin 2000 Trust                                  0             0             0              0
The Alexander H. Witten 2000 Trust                               0             0             0              0
The Alexander I. Berlinski 2000 Trust                            0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             Place of           Sole         Shared         Sole         Shared
                                           Organization        Voting        Voting     Dispositive    Dispositive
                                             New York         Power of      Power of      Power of      Power of
          ITEM 1                          unless otherwise   Uncovered     Uncovered     Uncovered      Uncovered
Names of Reporting Persons                  indicated)         Shares        Shares        Shares        Shares
--------------------------              -----------------   -----------    ---------    -----------    -----------
The Alexander Litzenberger 2000
    Grantor Retained Annuity Trust                               0             0             0              0
The Alexander Litzenberger Remainder
    Trust                                                        0             0             0              0
The Alexandra D. Steel 2000 Trust                                0             0             0              0
The Alexis Blood 2000 Trust                                      0             0             0              0
The Alyssa Blood 2000 Trust                                      0             0             0              0
The Amanda Liann Mead 2000 Trust                                 0             0             0              0
Anahue Trust                                  Jersey             0             0             0              0
Andrew L. Fippinger-Millennium Trust                             0             0             0              0
The Andrew M Alper 2000 Annuity
    Trust I                                                      0             0             0              0
The Andrew M. Gordon 2000 Family Trust                           0             0             0              0
Ann F. Kaplan Two Year Trust Dated
    June 2000                                                    0             0             0              0
The Anne R. Witten 2000 Trust                                    0             0             0              0
The Anne Sullivan Wellde 2000 Trust                              0             0             0              0
The Anthony D. Lauto 2000 Annuity
    Trust I                                                      0             0             0              0
The Anthony D. Lauto 2000 Family Trust                           0             0             0              0
The Anthony D. Lauto 2001 Annuity
    Trust I                                                      0             0             0              0
The Arthur J. Reimers, III Defective
    Trust 2000                             Connecticut           0             0             0              0
Arthur J. Reimers, III Grantor
    Retained Annuity Trust 2000            Connecticut           0             0             0              0
The Avi M. Nash 2000 Annuity Trust I                             0             0             0              0
The Avi M. Nash 2000 Family Trust                                0             0             0              0
The Bari Marissa Schwartz 2000 Trust                             0             0             0              0
Barry A. Kaplan 2000 Family Trust                                0             0             0              0
Barry A. Kaplan 2000 GRAT                                        0             0             0              0
The Barry L. Zubrow 2000 Annuity
    Trust I                                                      0             0             0              0
The Barry L. Zubrow 2000 Family Trust                            0             0             0              0
The Barry L. Zubrow 2001 Annuity
    Trust I
The Benjamin H. Sherlund 2000 Trust                              0             0             0              0
The Benjamin Kraus 2000 Trust                                    0             0             0              0
The Bradford C. Koenig 2001 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             Place of           Sole         Shared         Sole         Shared
                                           Organization        Voting        Voting     Dispositive    Dispositive
                                             New York         Power of      Power of      Power of      Power of
          ITEM 1                          unless otherwise   Uncovered     Uncovered     Uncovered      Uncovered
Names of Reporting Persons                  indicated)         Shares        Shares        Shares        Shares
--------------------------              -----------------   -----------    ---------    -----------    -----------
The Bradford C. Koenig 2001 Family
    Trust                                                        0             0             0              0
The Bradley Abelow Family 2000 Trust                             0             0             0              0
Brian Patrick Minehan 2001 Trust                                 0             0             0              0
The Caceres Novogratz Family Trust                               0             0             0              0
The Carlos A. Cordeiro Trust                                     0             0             0              0
The Charlotte Steel 2000 Trust                                   0             0             0              0
The Charlotte Textor 2000 Trust                                  0             0             0              0
The Christopher A. Cole 2000 Annuity
    Trust I                                                      0             0             0              0
The Christopher A. Cole 2000 Family
    Trust                                                        0             0             0              0
The Christopher A. Cole 2001 Annuity
    Trust I                                                      0             0             0              0
The Christopher K. Norton 2000 Family
    Trust                                                        0             0             0              0
The Christopher Palmisano 2000
    Grantor Retained Annuity Trust                               0             0             0              0
The Christopher Palmisano Remainder
    Trust                                                        0             0             0              0
The Christopher Ryan Tortora 2000
    Trust                                                        0             0             0              0
The Cody J Smith 2000 Annuity Trust I                            0             0             0              0
The Cody J Smith 2000 Family Trust                               0             0             0              0
The Cody J Smith 2001 Annuity Trust I
The Connie K. Duckworth 2000 Annuity
    Trust I                                                      0             0             0              0
The Connie K. Duckworth 2000 Family
    Trust                                                        0             0             0              0
The Constance A. Haydock 2000 Trust                              0             0             0              0
The Corzine Blind Trust                                          0             0             0              0
The Daniel Alexander Schwartz 2000
    Trust                                                        0             0             0              0
The Daniel M. Neidich 2000 Annuity
    Trust I                                                      0             0             0              0
The Daniel M. Neidich 2001 Annuity
    Trust I
The Daniel W. Stanton 2000 Annuity
    Trust I                                                      0             0             0              0
The Daniel W. Stanton, II 2000 Trust                             0             0             0              0
The Danny O. Yee Trust                                           0             0             0              0
The David B. Ford 2000 Annuity Trust
    DTD as of 6/16/2000                    Pennsylvania          0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             Place of           Sole         Shared         Sole         Shared
                                           Organization        Voting        Voting     Dispositive    Dispositive
                                             New York         Power of      Power of      Power of      Power of
          ITEM 1                          unless otherwise   Uncovered     Uncovered     Uncovered      Uncovered
Names of Reporting Persons                  indicated)         Shares        Shares        Shares        Shares
--------------------------              -----------------   -----------    ---------    -----------    -----------
The David B. Ford 2001 Annuity Trust
    DTD as of 3/26/2001                    Pennsylvania          0             0             0              0
The David B. Heller 2000 Annuity
    Trust I                                                      0             0             0              0
The David B. Heller 2000 Family Trust                            0             0             0              0
The David G. Lambert 2000 Annuity
    Trust I                                                      0             0             0              0
The David G. Lambert 2000 Family Trust                           0             0             0              0
The David G. Lambert 2001 Annuity
    Trust I                                                      0             0             0              0
The David L. Henle 2000 Annuity
    Trust I                                                      0             0             0              0
The David L. Henle 2000 Family Trust                             0             0             0              0
The David L. Henle 2001 Annuity
    Trust I                                                      0             0             0              0
The David M. Baum Family 2000 Trust         New Jersey           0             0             0              0
The David Viniar 2000 Annuity Trust I                            0             0             0              0
The David Viniar 2001 Annuity Trust I                            0             0             0              0
The David W. Blood 2000 Annuity
    Trust I                                                      0             0             0              0
The David W. Blood 2001 Annuity
    Trust I                                                      0             0             0              0
The Donald F. Textor 2000 Annuity
    Trust I                                                      0             0             0              0
The Donald F. Textor 2001 Annuity
    Trust I                                                      0             0             0              0
The Douglas W. Kimmelman Trust                                   0             0             0              0
The E. Gerald Corrigan 2001 Annuity
    Trust I                                                      0             0             0              0
The Eaddy Adele Kiernan 2000 Trust                               0             0             0              0
The Edward C. Forst 2000 Annuity
    Trust I                                                      0             0             0              0
The Edward C. Forst 2000 Family Trust                            0             0             0              0
The Edward Scott Mead 2000 Annuity
    Trust I                                                      0             0             0              0
The Edward Scott Mead 2001 Annuity
    Trust I                                                      0             0             0              0
Eff Warren Martin 2000 Children's
    Trust                                   California           0             0             0              0
Eff Warren Martin 2000 Grantor
    Retained Annuity Trust                  California           0             0             0              0
Eff Warren Martin 2001 Grantor
    Retained Annuity Trust                  California           0             0             0              0
The Elizabeth Anne Corrigan 2000 Trust                           0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             Place of           Sole         Shared         Sole         Shared
                                           Organization        Voting        Voting     Dispositive    Dispositive
                                             New York         Power of      Power of      Power of      Power of
          ITEM 1                          unless otherwise   Uncovered     Uncovered     Uncovered      Uncovered
Names of Reporting Persons                  indicated)         Shares        Shares        Shares        Shares
--------------------------              -----------------   -----------    ---------    -----------    -----------
The Elizabeth H. Coulson 2000 Trust                              0             0             0              0
The Elizabeth L. Heller 2000 Trust                               0             0             0              0
The Elizabeth Lin Mead 2000 Trust                                0             0             0              0
The Elizabeth M. Stanton 2000 Trust                              0             0             0              0
The Elizabeth Steel 2000 Trust                                   0             0             0              0
The Ellie Dorit Neustein 2000 Trust                              0             0             0              0
The Emily Austen Katz 2000 Trust                                 0             0             0              0
The Emily Stecher 2000 Trust                                     0             0             0              0
The Emma M.L. Mead 2000 Trust                                    0             0             0              0
The Eric Fithian 2000 Trust                                      0             0             0              0
The Erin Marie Tormondsen 2000 Trust                             0             0             0              0
The Esta Eiger Stecher 2000 Annuity
    Trust I                                                      0             0             0              0
The Esta Eiger Stecher 2001 Annuity
    Trust I                                                      0             0             0              0
The Francis J. Ingrassia 2000 Annuity
    Trust I                                                      0             0             0              0
The Francis J. Ingrassia 2000 Family
    Trust                                                        0             0             0              0
The Francis J. Ingrassia 2001 Annuity
    Trust I                                                      0             0             0              0
The Frank L. Coulson III 2000 Trust                              0             0             0              0
The Fredric E. Steck 2000 Annuity
    Trust I                                                      0             0             0              0
The Fredric E. Steck 2000 Family Trust                           0             0             0              0
The Fredric E. Steck 2001 Annuity
    Trust I                                                      0             0             0              0
Gary D. Cohn 2000 Family Trust                                   0             0             0              0
Gary D. Cohn 2000 GRAT                                           0             0             0              0
The Gary Tolchin 2001 Grantor
    Retained Annuity Trust                  New Jersey           0             0             0              0
The Gary Tolchin 2001 Family Trust          New Jersey           0             0             0              0
The Gene Tiger Sykes 2001 Annuity
    Trust I                                                      0             0             0              0
The Gene Tiger Sykes 2001 Family Trust                           0             0             0              0
The Geoffrey T. Grant 2000 Family
    Trust                                                        0             0             0              0
The George H. Walker 2000 Annuity
    Trust I                                                      0             0             0              0
The George H. Walker 2000 Family Trust                           0             0             0              0
The George H. Walker 2001 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             Place of           Sole         Shared         Sole         Shared
                                           Organization        Voting        Voting     Dispositive    Dispositive
                                             New York         Power of      Power of      Power of      Power of
          ITEM 1                          unless otherwise   Uncovered     Uncovered     Uncovered      Uncovered
Names of Reporting Persons                  indicated)         Shares        Shares        Shares        Shares
--------------------------              -----------------   -----------    ---------    -----------    -----------
The George W. Wellde, Jr. 2000
    Annuity Trust I                                              0             0             0              0
The George W. Wellde, Jr. 2001
    Annuity Trust I                                              0             0             0              0
The George William Wellde, III 2000
    Trust                                                        0             0             0              0
Ghez 2000 GRAT                                                   0             0             0              0
Ghez 2000 Non-GST-Exempt Trust                                   0             0             0              0
The Girish V. Reddy Trust                                        0             0             0              0
The Goldenberg 2000 Annuity Trust I                              0             0             0              0
The Goldenberg 2000 Family Trust                                 0             0             0              0
The Greg M. Ostroff 2000 Annuity
    Trust I                                                      0             0             0              0
The Greg M. Ostroff 2000 Family Trust                            0             0             0              0
The Gregory H. Zehner 2000 Annuity
    Trust I                                                      0             0             0              0
The Gregory H. Zehner 2000 Family
    Trust                                                        0             0             0              0
The Gregory K. Palm 2000 Annuity
    Trust I                                                      0             0             0              0
The Gregory K. Palm 2000 Family Trust                            0             0             0              0
The Gregory K. Palm 2001 Annuity
    Trust I                                                      0             0             0              0
The Guapulo Trust                             Jersey             0             0             0              0
The Howard A. Silverstein 2000
    Annuity Trust I                                              0             0             0              0
The Howard A. Silverstein 2000 Family
    Trust                                                        0             0             0              0
The Howard B. Schiller 2000 Annuity
    Trust I                                                      0             0             0              0
The Howard B. Schiller 2001 Annuity
    Trust I                                                      0             0             0              0
The Isabelle M.L. Mead 2000 Trust                                0             0             0              0
The J. David Rogers 2000 Annuity
    Trust I                                                      0             0             0              0
The J. David Rogers 2001 Annuity
    Trust I                                                      0             0             0              0
The James Alexander Mead 2000 Trust                              0             0             0              0
The James M. Sheridan Trust                                      0             0             0              0
The James Nicholas Katz 2000 Trust                               0             0             0              0
James P. Riley, Jr. 2000 Family Trust                            0             0             0              0
James P. Riley, Jr. 2000 GRAT                                    0             0             0              0
James P. Riley, Jr. 2001 GRAT                                    0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             Place of           Sole         Shared         Sole         Shared
                                           Organization        Voting        Voting     Dispositive    Dispositive
                                             New York         Power of      Power of      Power of      Power of
          ITEM 1                          unless otherwise   Uncovered     Uncovered     Uncovered      Uncovered
Names of Reporting Persons                  indicated)         Shares        Shares        Shares        Shares
--------------------------              -----------------   -----------    ---------    -----------    -----------
The Jason Kraus 2000 Trust                      UK               0             0             0              0
The Jason William Tortora 2000 Trust                             0             0             0              0
The Jeffrey D. Witten 2000 Trust                                 0             0             0              0
The Jennifer Lauren Alper 2000 Trust                             0             0             0              0
JG 2000 Trust                                                    0             0             0              0
JG 2000 Trust (continuing trust)                                 0             0             0              0
JG 2001 GRAT                                                     0             0             0              0
The John A. Thain Trust                                          0             0             0              0
The John J. Powers 2000 Family Trust                             0             0             0              0
The John L. Townsend, III 2000
    Annuity Trust I                                              0             0             0              0
The John L. Townsend, III 2001
    Annuity Trust I                                              0             0             0              0
The John Minio 2001 Grantor Retained
    Annuity Trust                           New Jersey           0             0             0              0
The John Minio 2001 Family Trust            New Jersey           0             0             0              0
The John O. Downing 2000 Annuity
    Trust I                                                      0             0             0              0
The John O. Downing 2000 Family Trust                            0             0             0              0
The John O. Downing 2001 Annuity
    Trust I                                                      0             0             0              0
The John P. Curtin, Jr. 2000 Annuity
    Trust I                                                      0             0             0              0
The John P. Curtin, Jr. 2000 Family
    Trust                                                        0             0             0              0
The John R. Tormondsen 2000 Annuity
    Trust I                                                      0             0             0              0
The John R. Tormondsen, Jr. 2000 Trust                           0             0             0              0
The John S. Weinberg 2000 Annuity
    Trust I                                                      0             0             0              0
The John S. Weinberg 2000 Family Trust                           0             0             0              0
The Jonathan G. Neidich 2000 Trust                               0             0             0              0
The Jonathan M. Lopatin 2000 Annuity
    Trust I                                                      0             0             0              0
The Jonathan M. Lopatin 2001 Annuity
    Trust I                                                      0             0             0              0
The Jordan Viniar 2000 Trust                                     0             0             0              0
The Joseph Della Rosa 2000 Annuity
    Trust I                                                      0             0             0              0
The Joseph Della Rosa 2000 Family
    Trust                                                        0             0             0              0
The Joseph Della Rosa 2001 Annuity
    Trust I                                                      0             0             0              0
The Joseph H. Gleberman 2000 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             Place of           Sole         Shared         Sole         Shared
                                           Organization        Voting        Voting     Dispositive    Dispositive
                                             New York         Power of      Power of      Power of      Power of
          ITEM 1                          unless otherwise   Uncovered     Uncovered     Uncovered      Uncovered
Names of Reporting Persons                  indicated)         Shares        Shares        Shares        Shares
--------------------------              -----------------   -----------    ---------    -----------    -----------
The Joseph H. Gleberman 2000 Family
    Trust                                                        0             0             0              0
The Karen Barlow Corrigan 2000 Trust                             0             0             0              0
The Karen Rebecca Alper 2000 Trust                               0             0             0              0
The Karsten Moller & Barbara
    Kahn-Moller Trust                         Jersey             0             0             0              0
The Katherine A.M. Stanton 2000 Trust                            0             0             0              0
The Katheryn C. Coulson 2000 Trust                               0             0             0              0
The Kathryn Margaret Wellde 2000 Trust                           0             0             0              0
The Kelsey Fithian 2000 Trust                                    0             0             0              0
The Kenneth Litzenberger 2000 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Kenneth Litzenberger Remainder
    Trust                                                        0             0             0              0
The Kevin W. Kennedy 2000 Annuity
    Trust I                                                      0             0             0              0
The Kevin W. Kennedy 2000 Family Trust                           0             0             0              0
The Kevin W. Kennedy 2001 Annuity
    Trust I                                                      0             0             0              0
The Kevin W. Kennedy 2001 Siblings
    Trust                                                        0             0             0              0
The Kimberly Lynn Macaione 2000 Trust                            0             0             0              0
The Kimberly R. Textor 2000 Trust                                0             0             0              0
The Kipp M. Nelson Trust                                         0             0             0              0
The Kyle F. Textor 2000 Trust                                    0             0             0              0
The Lauren Schiller 2000 Trust                                   0             0             0              0
The Lawrence R. Buchalter 2000
    Annuity Trust I                                              0             0             0              0
The Lawrence R. Buchalter 2000 Family
    Trust                                                        0             0             0              0
The Lee G. Vance 2000 Annuity Trust I                            0             0             0              0
The Lee G. Vance 2000 Family Trust                               0             0             0              0
The Lee G. Vance 2001 Annuity Trust I                            0             0             0              0
The Leslie C. Tortora 2000 Annuity
    Trust I                                                      0             0             0              0
The Leslie C. Tortora 2001 Annuity
    Trust I                                                      0             0             0              0
Lloyd C. Blankfein 2000 Family Trust                             0             0             0              0
Lloyd C. Blankfein 2000 GRAT                                     0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             Place of           Sole         Shared         Sole         Shared
                                           Organization        Voting        Voting     Dispositive    Dispositive
                                             New York         Power of      Power of      Power of      Power of
          ITEM 1                          unless otherwise   Uncovered     Uncovered     Uncovered      Uncovered
Names of Reporting Persons                  indicated)         Shares        Shares        Shares        Shares
--------------------------              -----------------   -----------    ---------    -----------    -----------
The Louise Rice Townsend 2000 Trust                              0             0             0              0
M. Roch Hillenbrand Trust f/b/o C.
    Justin Hillenbrand                      New Jersey           0             0             0              0
M. Roch Hillenbrand Trust f/b/o Molly
    D. Hillenbrand                          New Jersey           0             0             0              0
The Mallory G. Neidich 2000 Trust                                0             0             0              0
The Marc A. Spilker 2000 Family Trust                            0             0             0              0
The Mark A. Zurack 2000 Annuity
    Trust I                                                      0             0             0              0
The Mark A. Zurack 2000 Family Trust                             0             0             0              0
The Mark A. Zurack 2000 Issue Trust                              0             0             0              0
Mark Dehnert Living Trust                    Illinois            0             0             0              0
The Mark Schwartz 2000 Annuity Trust I                           0             0             0              0
The Mark Schwartz 2001 Annuity Trust I                           0             0             0              0
The Mark Tercek 2000 Annuity Trust I                             0             0             0              0
The Mark Tercek 2000 Family Trust                                0             0             0              0
The Mark Tercek 2001 Annuity Trust I                             0             0             0              0
Marks 2000                                                       0             0             0              0
Marks 2000 (continuing trust)                                    0             0             0              0
The Mary Agnes Reilly Kiernan 2000
    Trust                                                        0             0             0              0
The Mary Ann Casati Trust                                        0             0             0              0
The Matthew D. Rogers 2000 Trust                                 0             0             0              0
The Maya Bettina Linden 2000 Trust                               0             0             0              0
Melissa Jane Minehan 2001 Trust                                  0             0             0              0
The Merritt Moore Townsend 2000 Trust                            0             0             0              0
The Mesdag Family Trust                      Delaware            0             0             0              0
The Michael A. Price 2000 Annuity
    Trust I                                                      0             0             0              0
The Michael A. Price 2000 Family Trust                           0             0             0              0
The Michael D. Ryan 2000 Annuity
    Trust I                                                      0             0             0              0
The Michael D. Ryan 2000 Family Trust                            0             0             0              0
The Michael J. Zamkow 2000 Annuity
    Trust I                                                      0             0             0              0
The Michael J. Zamkow 2000 Family
    Trust                                                        0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             Place of           Sole         Shared         Sole         Shared
                                           Organization        Voting        Voting     Dispositive    Dispositive
                                             New York         Power of      Power of      Power of      Power of
          ITEM 1                          unless otherwise   Uncovered     Uncovered     Uncovered      Uncovered
Names of Reporting Persons                  indicated)         Shares        Shares        Shares        Shares
--------------------------              -----------------   -----------    ---------    -----------    -----------
The Michael J. Zamkow 2001 Annuity
    Trust I                                                      0             0             0              0
The Michael Stecher 2000 Trust                                   0             0             0              0
The Milton R. Berlinski 2000 Annuity
    Trust I                                                      0             0             0              0
The Milton R. Berlinski 2001 Annuity
    Trust I                                                      0             0             0              0
The Mossavar-Rahmani 2000 Annuity
    Trust I                                                      0             0             0              0
The Mossavar-Rahmani 2000 Family Trust                           0             0             0              0
Murphy 2000                                                      0             0             0              0
Murphy 2000 (continuing trust)                                   0             0             0              0
Murphy 2001 GRAT                                                 0             0             0              0
The Natalie Cailyn Rogers 2000 Trust                             0             0             0              0
The Nicole Schiller 2000 Trust                                   0             0             0              0
The Nina B. Haydock 2000 Trust                                   0             0             0              0
The Patrick Scire 2001 Grantor
    Retained Annuity Trust                  New Jersey           0             0             0              0
The Patrick Scire 2001 Family Trust         New Jersey           0             0             0              0
The Peter C. Gerhard 2000 Annuity
    Trust I                                                      0             0             0              0
The Peter C. Gerhard 2000 Family Trust                           0             0             0              0
The Peter D. Kiernan, III 2000
    Annuity Trust I                                              0             0             0              0
The Peter Kiernan IV 2000 Trust                                  0             0             0              0
The Peter D. Kiernan, III 2001
    Annuity Trust I                                              0             0             0              0
The Peter S. Kraus 2000 Annuity
    Trust I                                                      0             0             0              0
The Peter S. Kraus 2001 Annuity
    Trust I                                                      0             0             0              0
The Philip D. Murphy 2000 Annuity
    Trust I                                                      0             0             0              0
The Philip D. Murphy 2000 Family Trust                           0             0             0              0
The Philip Darivoff 2000 Annuity
    Trust I                                                      0             0             0              0
The Philip Darivoff 2001 Annuity
    Trust I                                                      0             0             0              0
The Rachel M. Darivoff 2000 Trust                                0             0             0              0
The Ralph F. Rosenberg 2000 Annuity
    Trust I                                                      0             0             0              0
The Ralph F. Rosenberg 2000 Family
    Trust                                                        0             0             0              0
The Ralph F. Rosenberg 2001 Annuity
    Trust I                                                      0             0             0              0
Randal M. Fippinger-Millennium Trust                             0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             Place of           Sole         Shared         Sole         Shared
                                           Organization        Voting        Voting     Dispositive    Dispositive
                                             New York         Power of      Power of      Power of      Power of
          ITEM 1                          unless otherwise   Uncovered     Uncovered     Uncovered      Uncovered
Names of Reporting Persons                  indicated)         Shares        Shares        Shares        Shares
--------------------------              -----------------   -----------    ---------    -----------    -----------
The Randolph L. Cowen 2000 Family
    Trust                                                        0             0             0              0
Rayas Trust                                   Jersey             0             0             0              0
The Rebecca Viniar 2000 Trust                                    0             0             0              0
The Richard A. Friedman 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard A. Friedman 2000 Family
    Trust                                                        0             0             0              0
The Richard A. Sapp 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard A. Sapp 2000 Family Trust                            0             0             0              0
The Richard E. Witten 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard E. Witten 2001 Annuity
    Trust I                                                      0             0             0              0
The Richard G. Sherlund 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard G. Sherlund 2001 Annuity
    Trust I                                                      0             0             0              0
The Richard Hogan 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Richard Hogan 2001 Family Trust                              0             0             0              0
Robert A. Fippinger, Jr.-Millennium
    Trust                                                        0             0             0              0
The Robert B. Litterman 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Litterman 2000 Family
    Trust                                                        0             0             0              0
The Robert B. Morris III 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Hurst 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Hurst 2000 Family Trust                            0             0             0              0
The Robert J. Hurst 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Katz 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Katz 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert J. O'Shea 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert J. O'Shea 2000 Family Trust                           0             0             0              0
The Robert J. Pace 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Pace 2000 Family Trust                             0             0             0              0
The Robert J. Pace 2001 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             Place of           Sole         Shared         Sole         Shared
                                           Organization        Voting        Voting     Dispositive    Dispositive
                                             New York         Power of      Power of      Power of      Power of
          ITEM 1                          unless otherwise   Uncovered     Uncovered     Uncovered      Uncovered
Names of Reporting Persons                  indicated)         Shares        Shares        Shares        Shares
--------------------------              -----------------   -----------    ---------    -----------    -----------
The Robert K. Steel 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert K. Steel 2001 Annuity
    Trust I                                                      0             0             0              0
The Robin Neustein 2000 Annuity
    Trust I                                                      0             0             0              0
The Robin Neustein 2001 Annuity
    Trust I                                                      0             0             0              0
The Samantha Schiller 2000 Trust                                 0             0             0              0
The Sarah B. Lopatin 2000 Trust                                  0             0             0              0
The Sarah Delacy Kiernan 2000 Trust                              0             0             0              0
The Sarah M. Darivoff 2000 Trust                                 0             0             0              0
The Sarah Rose Berlinski 2000 Trust                              0             0             0              0
The Scott B. Kapnick 2000 Annuity
    Trust I                                                      0             0             0              0
The Scott B. Kapnick 2000 Family Trust                           0             0             0              0
Scott M. Pinkus 2000 Family Trust           New Jersey           0             0             0              0
Scott M. Pinkus 2000 GRAT                   New Jersey           0             0             0              0
The Scott S. Prince Trust                                        0             0             0              0
The Sharmin Mossavar-Rahmani 2001
    Annuity Trust I                                              0             0             0              0
The Stephen M. Neidich 2000 Trust                                0             0             0              0
The Steven J. Wisch 2001 Annuity
    Trust I                                                      0             0             0              0
The Steven J. Wisch 2001 Family Trust                            0             0             0              0
The Steven M. Heller, Jr. 2000 Trust                             0             0             0              0
The Steven T. Mnuchin 2000 Annuity
    Trust I                                                      0             0             0              0
The Steven T. Mnuchin 2000 Family
    Trust                                                        0             0             0              0
The Steven T. Mnuchin 2001 Annuity
    Trust I                                                      0             0             0              0
The Steven Starker 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Steven Starker 2001 Family Trust                             0             0             0              0
The Stuart Mark Rothenberg 2000
    Annuity Trust I                                              0             0             0              0
The Stuart Mark Rothenberg 2000
    Family Trust                                                 0             0             0              0
The Stuart Mark Rothenberg 2001
    Annuity Trust I                                              0             0             0              0
The Stuart Sternberg 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Stuart Sternberg 2001 Family
    Trust                                                        0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             Place of           Sole         Shared         Sole         Shared
                                           Organization        Voting        Voting     Dispositive    Dispositive
                                             New York         Power of      Power of      Power of      Power of
          ITEM 1                          unless otherwise   Uncovered     Uncovered     Uncovered      Uncovered
Names of Reporting Persons                  indicated)         Shares        Shares        Shares        Shares
--------------------------              -----------------   -----------    ---------    -----------    -----------
The Terence M. O' Toole 2000 Annuity
    Trust I                                                      0             0             0              0
The Terence M. O' Toole 2000 Family
    Trust                                                        0             0             0              0
The Tess Augusta Linden 2000 Trust                               0             0             0              0
The Thomas J. Healey 2001 Annuity
    Trust                                   New Jersey           0             0             0              0
The Thomas K. Montag 2000 Annuity
    Trust I                                                      0             0             0              0
The Thomas K. Montag 2000 Family Trust                           0             0             0              0
The Thomas K. Montag 2001 Annuity
    Trust I                                                      0             0             0              0
The Tracy Richard Wolstencroft 2000
    Annuity Trust I                                              0             0             0              0
The Tracy Richard Wolstencroft 2000
    Family Trust                                                 0             0             0              0
Trust for the benefit of David Ford,
    Jr. under Indenture of Trust B of
    David B. Ford dated 6/16/00            Pennsylvania          0             0             0              0
Trust for the benefit of Jamie Ford
    under Indenture of Trust B of
    David B. Ford dated as of 6/16/00      Pennsylvania          0             0             0              0
Trust for the benefit of Megan H.
    Hagerty u/a DTD 3/26/01                 New Jersey           0             0             0              0
Trust for the benefit of Thomas
    Jeremiah Healey u/a DTD 3/26/01         New Jersey           0             0             0              0
Trust u/w James Kellogg III                 New Jersey           0             0             0              0
The Unicorn Trust                               UK               0             0             0              0
Vyrona Trust                                  Jersey             0             0             0              0
The Walter H. Haydock 2000 Annuity
    Trust I                                                      0             0             0              0
The Walter H. Haydock, Jr. 2000 Trust                            0             0             0              0
The Walter H. Haydock 2001 Annuity
    Trust I                                                      0             0             0              0
The William C. Sherlund 2000 Trust                               0             0             0              0
The William Keith Litzenberger 2000
    Grantor Retained Annuity Trust                               0             0             0              0
The William Keith Litzenberger
    Remainder Trust                                              0             0             0              0
The Zachariah Cobrinik 2000 Annuity
    Trust I                                                      0             0             0              0
The Zachariah Cobrinik Family 2000
    Trust                                                        0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             Place of           Sole         Shared         Sole         Shared
                                           Organization        Voting        Voting     Dispositive    Dispositive
                                             New York         Power of      Power of      Power of      Power of
          ITEM 1                          unless otherwise   Uncovered     Uncovered     Uncovered      Uncovered
Names of Reporting Persons                  indicated)         Shares        Shares        Shares        Shares
--------------------------              -----------------   -----------    ---------    -----------    -----------
Partnerships
------------
ALS Investment Partners, L.P.                Delaware            0             0             0              0
Beech Associates, L.P.                       Delaware            0             0             0              0
Bermuda Partners, L.P.                       Delaware            0             0             0              0
Crestley, L.P.                               Delaware            0             0             0              0
Daniel G. Brennan Family Limited
    Partnership                              Illinois            0             0             0              0
EPG Associates, L.P.                                             0             0             0              0
Greenley Partners, L.P.                      Delaware            0             0             0              0
HEMPA Limited Partnership                    Delaware            0             0             0              0
JSS Investment Partners, L.P.                Delaware            0             0             0              0
The Litzenberger Family Limited
    Partnership                              Delaware            0             0             0              0
Mesdag Family Limited Partnership            Delaware            0             0             0              0
Mijen Family Partnership                     Illinois            0             0             0              0
Opatrny Investment Partners, L.P.            Delaware            0             0             0              0
Rantz GS Investment Partners, L.P.           Delaware            0             0             0              0
The Rizner Family Limited Partnership        Illinois            0             0             0              0
Savitz Investment Partners, L.P.             Delaware            0             0             0              0
Silverman Partners, L.P.                     Delaware            0             0             0              0
Stone Gate GS Partners, L.P.                 Delaware            0             0             0              0
Trott GS Investment Partners, L.P.           Delaware            0             0             0              0
Tuft GS Investment Partners, L.P.            Delaware            0             0             0              0
Windy Hill Investment Company II, L.P.       Delaware            0             0             0              0
Winkelried Investment Partners, L.P.         Delaware            0             0             0              0

Limited Liability Companies
---------------------------
The Fred Kambeitz Family LLC                 Delaware            0             0             0              0
The Gary Tolchin Family LLC                  Delaware            0             0             0              0
The George Varsam Family LLC                 Delaware            0             0             0              0
The James Coufos Family LLC                  Delaware            0             0             0              0
The John Minio Family LLC                    Delaware            0             0             0              0
The Lawrence Trainor Family LLC              Delaware            0             0             0              0
The Lowell Millar Family LLC                 Delaware            0             0             0              0
The Patrick Scire Family LLC                 Delaware            0             0             0              0
The Raymond Murphy Family LLC                Delaware            0             0             0              0
The Rebecca Amitai Family LLC                Delaware            0             0             0              0
The Richard Hogan Family LLC                 Delaware            0             0             0              0
The Stephen Levick Family LLC                Delaware            0             0             0              0
The Steven Starker Family LLC                Delaware            0             0             0              0
The Stuart Sternberg Family LLC              Delaware            0             0             0              0
The Thomas Gravina Family LLC                Delaware            0             0             0              0
The Thomas Williams Family LLC               Delaware            0             0             0              0

Corporations
------------
Anahue Limited                                Jersey             0             0             0              0

                                              ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                             Place of           Sole         Shared         Sole         Shared
                                           Organization        Voting        Voting     Dispositive    Dispositive
                                             New York         Power of      Power of      Power of      Power of
          ITEM 1                          unless otherwise   Uncovered     Uncovered     Uncovered      Uncovered
Names of Reporting Persons                  indicated)         Shares        Shares        Shares        Shares
--------------------------              -----------------   -----------    ---------    -----------    -----------
Guapulo Holdings Limited                      Jersey             0             0             0              0
HJS2 Limited                              Cayman Islands         0             0             0              0
IAT Reinsurance Syndicate Ltd.               Bermuda             0             0             0              0
Majix Limited                                 Jersey             0             0             0              0
Melalula Limited                              Jersey             0             0             0              0
RJG Holding Company                       Cayman Islands         0             0             0              0
Robinelli Limited                             Jersey             0             0             0              0
Vyrona Holdings Limited                       Jersey             0             0             0              0
Zurrah Limited                                Jersey             0             0             0              0

This Amendment No. 15 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 15 is being filed primarily because certain Covered Persons have in the aggregate disposed of shares of Common Stock (as defined below) in an amount in excess of one percent of the total number of shares of Common Stock outstanding.

Item 1. Security and Issuer

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc., a Delaware corporation (together with its subsidiaries and affiliates, "GS Inc."). The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

Item 2. Identity and Background

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         This Schedule contains certain information relating to Sumitomo Bank Capital Markets, Inc. ("SBCM") and Kamehameha Activities Association ("KAA"), who may be deemed to be members of a "group" with the Covered Persons. Each Covered Person hereby disclaims beneficial ownership of the shares of Common Stock and other equity securities of GS Inc. subject to the Voting Agreements between SBCM and KAA, respectively, on the one hand, and GS Inc., on the other hand (respectively, the "SBCM Shares" and the "KAA Shares"). All information contained in this Schedule relating to SBCM and KAA has been included based upon information provided by SBCM and KAA; the separate Schedules 13D filed by SBCM and KAA and any amendments thereto should be referred to for information relating to SBCM and KAA, respectively.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) is set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; (iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3. Source and Amount of Funds or Other Consideration

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull") acquired certain Covered Shares in exchange for their interests in Hull; (iii) the former members of SLK LLC (the "SLK Covered Persons") acquired certain Covered Shares in exchange for their interests in SLK LLC (together with its subsidiaries and affiliates, "SLK"); (iv) the former members of Benjamin Jacobson & Sons, LLC (the "Jacobson Covered Persons") acquired certain Covered Shares in exchange for their interests in Benjamin Jacobson & Sons, LLC ("Jacobson"); (v) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (vi) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (vii) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

Item 4. Purpose of Transactions

         The Individual Covered Persons, other than the Hull Covered Persons, the SLK Covered Persons, the Jacobson Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Hull Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull and through certain employee compensation, benefit or similar plans of GS Inc. The SLK Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of SLK and through certain employee compensation, benefit or similar plans of GS Inc. The Jacobson Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Jacobson and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         The board of directors of GS Inc. has approved a program (the "Rule 144 Program") to permit the PMDs and former direct and indirect owners of Hull to sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144"). During GS Inc.'s fiscal quarter ending May 25, 2001, each of the Covered Persons listed in Annex C intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name in Annex C under the Rule 144 Program (an aggregate of 8,829,972 shares for all Covered Persons). These sales commenced during the week of March 19, 2001. Sales under the Rule 144 Program are made on behalf of the participating Covered Persons pursuant to a Power of Attorney, a form of which is filed as an Exhibit to this Schedule. The Rule 144 Program may continue in subsequent fiscal quarters, but can be suspended or terminated at any time. GS Inc. has not solicited indications of interest from any of the Covered Persons as to whether they would like to sell shares of Common Stock in subsequent fiscal quarters.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described in Item 6 and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

Item 5. Interest in Securities of the Issuer

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. The power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement" and, together with the SLK Member Agreement, the "Member Agreements"), between such Jacobson Covered Person and GS Inc. The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Hull Covered Persons in exchange for their interests in Hull; shares of Common Stock acquired by the SLK Covered Persons in exchange for their interests in SLK; shares of Common Stock acquired by the Jacobson Covered Persons in exchange for their interests in Jacobson; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer

Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs will also be subject to limitations on their ability to transfer Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. These restrictions will also apply to the Covered Shares acquired by the Hull Covered Persons in exchange for their interests in Hull, the Covered Shares acquired by the SLK Covered Persons in exchange for their interests in SLK and the Covered Shares acquired by the Jacobson Covered Persons in exchange for their interests in Jacobson. Under these restrictions, each such PMD, Hull Covered Person, SLK Covered Person and Jacobson Covered Person has agreed not to transfer such Covered Shares until May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"). The Partner Transfer Restrictions will lapse as to such Covered Shares in equal installments on each of May 7, 2002, May 7, 2003 and May 7, 2004. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons, on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         The Shareholders' Committee and, in the case of the Hull Covered Persons, the board of directors have waived the Partner Transfer Restrictions to permit the sale of up to an aggregate of 8,829,972 Covered Shares by certain Covered Persons during GS Inc.'s fiscal quarter ending May 25, 2001 under the Rule 144 Program described in Item 4 above and in Annex C hereto (of which 8,009,900 Covered Shares had been sold as of May 8, 2001).

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton are the members of the Shareholders' Committee.

VOTING AGREEMENTS

         Both SBCM and KAA have, in separate voting agreements, each dated April 30, 1999 (each, a "Voting Agreement"), agreed to vote their shares of Common Stock and all other voting securities of GS Inc. in the same manner as a majority of the shares of Common Stock held by the managing directors of GS Inc. are voted for so long as they hold voting securities of GS Inc. It is expected that for so long as the Shareholders' Agreement remains in effect, the Voting Agreements will result in the shares of Common Stock owned by SBCM and KAA being voted in the same manner as the Covered Shares. The Covered Persons are not parties to the Voting Agreements, and the Voting Agreements are not enforceable by the Covered Persons, will continue to exist independent of the existence of the Shareholders' Agreement and may be amended, waived or canceled by GS Inc. without any consent or approval of the Covered Persons. The Voting Agreements are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto. Each Covered Person hereby disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who initially serves on the board of directors, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers to Estate Planning Covered Persons who are corporations, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by each corporate Estate Planning Covered Person. In addition, each Controlling Covered Person was required to pledge the capital stock of the corporate Estate Planning Covered Person to GS Inc. in order to further secure the Controlling Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with GS Inc.'s acquisitions of SLK and Jacobson, each SLK Covered Person or Jacobson Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the SLK Covered Person's or Jacobson Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

         In connection with the donation of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999 and December 22, 2000, GS Inc. entered into a Registration Rights Instrument and two substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

         In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

Item 7. Material to be Filed as Exhibits

     Exhibit                                                   Description
     -------                                                   -----------
        A.          Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the
                    Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

        B.          Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The
                    Trustees of the Estate of Bernice Pauahi Bishop and Kamehameha Activities Association
                    (incorporated by reference to Exhibit B to the Initial Schedule 13D).

        C.          Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The
                    Sumitomo Bank, Limited and Sumitomo Bank Capital Markets, Inc. (incorporated by reference to
                    Exhibit C to the Initial Schedule 13D).

        D.          Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to
                    Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The
                    Goldman Sachs Group, Inc.).

        E.          Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit
                    10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs
                    Group, Inc.).

        F.          Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000
                    (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed
                    July 11, 2000 (File No. 005-56295)).

        G.          Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to
                    Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
                    005-56295)).

        H.          Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999
                    (File No. 005-56295)).

        I.          Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

        J.          Form of Counterpart to Shareholders' Agreement for former retired limited partners of The
                    Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc.
                    (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed
                    June 21, 2000 (File No. 005-56295)).

        K.          Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and
                    Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial
                    Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

        L.          Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File
                    No. 005-56295)).

        M.          Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to
                    Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                    005-56295)).

        N.          Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to
                    Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                    005-56295)).

     Exhibit                                                   Description
     -------                                                   -----------
        O.          Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to
                    Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                    005-56295)).

        P.          Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version)
                    (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed
                    June 30, 2000 (File No. 005-56295)).

        Q.          Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
                    (File No. 005-56295)).

        R.          Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
                    (File No. 005-56295)).

        S.          Supplemental Registration Rights Instrument, dated as of July 31, 2000 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
                    (File No. 005-56295)).

        T.          Underwriting Agreement (U.S. Version), dated as of August 1, 2000 (incorporated by reference to
                    Exhibit T to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
                    005-56295)).

        U.          Underwriting Agreement (International Version), dated as of August 1, 2000 (incorporated by reference to Exhibit U to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
                    (File No. 005-56295)).

        V.          Underwriting Agreement (Asia/Pacific Version), dated as of August 1, 2000 (incorporated by reference to Exhibit V to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
                    (File No. 005-56295)).

        W.          Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144
                    Program (incorporated by reference to Exhibit W to Amendment No. 8 to the Initial Schedule 13D,
                    filed September 25, 2000 (File No. 005-56295)).

        X.          Power of Attorney.

        Y.          Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000
                    (File No. 005-56295)).

        Z.          Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered
                    Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial Schedule 13D,
                    filed November 3, 2000 (File No. 005-56295)).

     Exhibit                                                   Description
     -------                                                   -----------
       AA.          Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January 23, 2001
                    (File No. 005-56295)).

       BB.          Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson
                    Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
                    Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

       CC.          Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each Jacobson Covered
                    Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D,
                    filed March 28, 2001 (File No. 005-56295)).

                                                                         ANNEX A



    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                 COVERED PERSONS


------------------------------------------------------------------------------------------------------------------
                                                                                Convictions
                                                                               or Violations       Beneficial
                                                                               of Federal or      Ownership of
                                                                                State Laws         the Common
                                                                                within the        Stock of The
                                    Business               Present              Last Five        Goldman Sachs
     Name         Citizenship       Address               Employment               Years           Group, Inc.
------------------------------------------------------------------------------------------------------------------
Steven M.             USA       85 Broad Street      Managing Director,           None         Covered Person, so
Bunson                          New York, NY         The Goldman Sachs                         ownership is as set
                                10004                Group, Inc.                               forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.
------------------------------------------------------------------------------------------------------------------
Russell E.            USA       85 Broad Street      Managing Director,           None         Covered Person, so
Makowsky                        New York, NY         The Goldman Sachs                         ownership is as set
                                10004                Group, Inc.                               forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.
------------------------------------------------------------------------------------------------------------------
Michael H.            UK        26 New Street,       Partner,                     None         None
Richardson                      St. Helier, Jersey,  Bedell Cristin
                                JE4 3RA
------------------------------------------------------------------------------------------------------------------
John D. Amaral        UK        Victoria Hall        Vice President/              None         None
                                11 Victoria St.      Account Manager,
                                Hamilton HM11        J&H Marsh & McLennan
                                Bermuda
------------------------------------------------------------------------------------------------------------------
Marguerite R.         USA       120 Broadway         Vice President,              None         None
Gorman                          New York, NY         Spear, Leeds &
                                10271                Kellogg, L.P.
------------------------------------------------------------------------------------------------------------------
Richard D.            UK        41 Cedar Avenue      Partner, Appleby,            None         None
Spurling                        Hamilton HM12        Spurling & Kempe
                                Bermuda
------------------------------------------------------------------------------------------------------------------

                                                                         ANNEX B



ITEMS 2(D) AND 2(E). INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS



None.

                                                                         ANNEX C

ITEM 4. PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

During GS Inc.'s fiscal quarter ending May 25, 2001, each of the Covered Persons listed below intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name under the Rule 144 Program referred to in Item 4 above. See Annex E for information on the number of shares of Common Stock sold between March 27, 2001 and May 8, 2001 under the Rule 144 Program.

                  -----------------------------------------------------
                  Covered Person                       Number of Shares
                  -----------------------------------------------------
                  Bradley I. Abelow                         23,808
                  -----------------------------------------------------
                  Paul M. Achleitner                        50,000
                  -----------------------------------------------------
                  Jonathan R. Aisbitt                      124,123
                  -----------------------------------------------------
                  Armen A. Avanessians                      60,000
                  -----------------------------------------------------
                  David Baum                                24,222
                  -----------------------------------------------------
                  Frank A. Bednarz                           1,509
                  -----------------------------------------------------
                  Ron E. Beller                             51,131
                  -----------------------------------------------------
                  David W. Blood                            75,000
                  -----------------------------------------------------
                  Peter L. Briger, Jr.                      54,120
                  -----------------------------------------------------
                  Richard J. Bronks                         26,418
                  -----------------------------------------------------
                  Lawrence R. Buchalter                     40,000
                  -----------------------------------------------------
                  Michael J. Carr                           31,210
                  -----------------------------------------------------
                  Christopher J. Carrera                    26,156
                  -----------------------------------------------------
                  Mary Ann Casati                           11,000
                  -----------------------------------------------------
                  Zachariah Cobrinik                        41,891
                  -----------------------------------------------------
                  Gary D. Cohn                              45,000
                  -----------------------------------------------------
                  Christopher A. Cole                       15,000
                  -----------------------------------------------------
                  William Connell                            3,169
                  -----------------------------------------------------
                  Carlos A. Cordeiro                        81,671
                  -----------------------------------------------------
                  Henry Cornell                             82,307
                  -----------------------------------------------------
                  E. Gerald Corrigan                        25,000
                  -----------------------------------------------------
                  Frank L. Coulson, Jr.                    101,497
                  -----------------------------------------------------
                  Randolph L. Cowen                         25,000
                  -----------------------------------------------------
                  Timothy D. Dattels                        49,615
                  -----------------------------------------------------
                  Gavyn Davies                              50,000
                  -----------------------------------------------------
                  David A. Dechman                          25,419
                  -----------------------------------------------------
                  Joseph Della Rosa                         50,000
                  -----------------------------------------------------
                  Alexander C. Dibelius                      8,250
                  -----------------------------------------------------
                  John O. Downing                           70,000
                  -----------------------------------------------------
                  Connie K. Duckworth                       66,178
                  -----------------------------------------------------
                  C. Steven Duncker                         25,000
                  -----------------------------------------------------
                  Glenn P. Earle                            48,337
                  -----------------------------------------------------
                  Paul S. Efron                             26,119
                  -----------------------------------------------------
                  Aubrey Ellis, Jr.                          2,000
                  -----------------------------------------------------
                  Pieter Maarten Feenstra                   27,557
                  -----------------------------------------------------
                  Lawton W. Fitt                            60,000
                  -----------------------------------------------------
                  David B. Ford                            102,344
                  -----------------------------------------------------
                  Edward C. Forst                           10,000
                  -----------------------------------------------------
                  Christopher G. French                     17,554
                  -----------------------------------------------------
                  Richard A. Friedman                      149,183
                  -----------------------------------------------------
                  Peter C. Gerhard                          79,252
                  -----------------------------------------------------
                  Joseph H. Gleberman                       95,804
                  -----------------------------------------------------
                  Jacob D. Goldfield                        84,656
                  -----------------------------------------------------
                  Amy O. Goodfriend                         29,732
                  -----------------------------------------------------
                  Andrew M. Gordon                           6,000
                  -----------------------------------------------------
                  Geoffrey T. Grant                         44,819
                  -----------------------------------------------------

                  -----------------------------------------------------
                  Covered Person                       Number of Shares
                  -----------------------------------------------------
                  Eric P. Grubman                           53,955
                  -----------------------------------------------------
                  Joseph D. Gutman                          10,000
                  -----------------------------------------------------
                  Robert S. Harrison                        30,000
                  -----------------------------------------------------
                  Thomas J. Healey                          58,869
                  -----------------------------------------------------
                  David B. Heller                           15,000
                  -----------------------------------------------------
                  Mary C. Henry                             48,730
                  -----------------------------------------------------
                  M. Roch Hillenbrand                       15,000
                  -----------------------------------------------------
                  Jacquelyn M. Hoffman-Zehner               38,139
                  -----------------------------------------------------
                  Robert J. Hurst                           20,000
                  -----------------------------------------------------
                  Francis J. Ingrassia                      57,834
                  -----------------------------------------------------
                  Timothy J. Ingrassia                      28,709
                  -----------------------------------------------------
                  Reuben Jeffery III                        98,469
                  -----------------------------------------------------
                  Chansoo Joung                             20,000
                  -----------------------------------------------------
                  Ann F. Kaplan                             85,519
                  -----------------------------------------------------
                  Barry A. Kaplan                           36,462
                  -----------------------------------------------------
                  Robert J. Katz                           100,000
                  -----------------------------------------------------
                  Douglas W. Kimmelman                       7,000
                  -----------------------------------------------------
                  Bradford C. Koenig                        52,961
                  -----------------------------------------------------
                  Jonathan L. Kolatch                       57,682
                  -----------------------------------------------------
                  David G. Lambert                          36,474
                  -----------------------------------------------------
                  Thomas D. Lasersohn                       26,426
                  -----------------------------------------------------
                  Anthony D. Lauto                          26,046
                  -----------------------------------------------------
                  Matthew G. L'Heureux                      20,000
                  -----------------------------------------------------
                  Lawrence H. Linden                        85,203
                  -----------------------------------------------------
                  Robert Litterman                          52,910
                  -----------------------------------------------------
                  Robert H. Litzenberger                    16,009
                  -----------------------------------------------------
                  Jonathan M. Lopatin                       44,690
                  -----------------------------------------------------
                  Michael R. Lynch                         100,000
                  -----------------------------------------------------
                  Arthur S. Margulis, Jr.                   15,000
                  -----------------------------------------------------
                  Ronald G. Marks                           44,351
                  -----------------------------------------------------
                  Eff W. Martin                            105,771
                  -----------------------------------------------------
                  John P. McNulty                          140,781
                  -----------------------------------------------------
                  E. Scott Mead                             25,000
                  -----------------------------------------------------
                  Masanori Mochida                         125,073
                  -----------------------------------------------------
                  Karsten N. Moller                         50,149
                  -----------------------------------------------------
                  Thomas K. Montag                          41,613
                  -----------------------------------------------------
                  Robert B. Morris III                      95,036
                  -----------------------------------------------------
                  R. Scott Morris                            2,000
                  -----------------------------------------------------
                  Sharmin Mossavar-Rahmani                  60,000
                  -----------------------------------------------------
                  Edward A. Mule                            65,000
                  -----------------------------------------------------
                  Thomas S. Murphy, Jr.                     13,855
                  -----------------------------------------------------
                  Philip D. Murphy                          20,000
                  -----------------------------------------------------
                  Avi M. Nash                               16,550
                  -----------------------------------------------------
                  Daniel M. Neidich                        108,371
                  -----------------------------------------------------
                  Kipp M. Nelson                            51,631
                  -----------------------------------------------------
                  Michael E. Novogratz                      23,480
                  -----------------------------------------------------
                  Terence J. O'Neill                        87,068
                  -----------------------------------------------------
                  Timothy J. O'Neill                       102,546
                  -----------------------------------------------------
                  Donald C. Opatrny, Jr.                    75,000
                  -----------------------------------------------------
                  Robert J. O'Shea                          81,739
                  -----------------------------------------------------
                  Greg M. Ostroff                           18,713
                  -----------------------------------------------------
                  Terence M. O'Toole                        80,000
                  -----------------------------------------------------
                  Robert J. Pace                            19,445
                  -----------------------------------------------------
                  Scott M. Pinkus                           84,989
                  -----------------------------------------------------

                  -----------------------------------------------------
                  Covered Person                       Number of Shares
                  -----------------------------------------------------
                  Timothy C. Plaut                          57,739
                  -----------------------------------------------------
                  John J. Powers                            50,000
                  -----------------------------------------------------
                  Michael A. Price                          25,858
                  -----------------------------------------------------
                  Scott Prince                              21,835
                  -----------------------------------------------------
                  Stephen D. Quinn                          50,000
                  -----------------------------------------------------
                  Michael G. Rantz                          50,366
                  -----------------------------------------------------
                  Girish V. Reddy                           24,488
                  -----------------------------------------------------
                  James P. Riley, Jr.                       92,244
                  -----------------------------------------------------
                  Simon M. Robertson                        50,000
                  -----------------------------------------------------
                  J. David Rogers                           99,980
                  -----------------------------------------------------
                  Emmanuel Roman                            26,808
                  -----------------------------------------------------
                  Ralph Rosenberg                           20,058
                  -----------------------------------------------------
                  Stuart M. Rothenberg                      30,000
                  -----------------------------------------------------
                  Michael S. Rubinoff                       25,789
                  -----------------------------------------------------
                  Richard M. Ruzika                         25,358
                  -----------------------------------------------------
                  Jeri Lynn Ryan                            14,841
                  -----------------------------------------------------
                  John C. Ryan                              29,000
                  -----------------------------------------------------
                  Michael D. Ryan                           15,000
                  -----------------------------------------------------
                  Richard A. Sapp                          100,000
                  -----------------------------------------------------
                  Joseph Sassoon                            82,996
                  -----------------------------------------------------
                  Tsutomu Sato                              33,036
                  -----------------------------------------------------
                  Muneer A. Satter                          45,920
                  -----------------------------------------------------
                  Jonathan S. Savitz                        15,152
                  -----------------------------------------------------
                  Peter Savitz                              41,949
                  -----------------------------------------------------
                  Howard B. Schiller                        29,600
                  -----------------------------------------------------
                  Eric S. Schwartz                          89,799
                  -----------------------------------------------------
                  Charles B. Seelig, Jr.                    50,000
                  -----------------------------------------------------
                  Steven M. Shafran                         38,055
                  -----------------------------------------------------
                  James M. Sheridan                         30,000
                  -----------------------------------------------------
                  Richard G. Sherlund                       59,322
                  -----------------------------------------------------
                  Michael S. Sherwood                       18,300
                  -----------------------------------------------------
                  Dinakar Singh                             25,982
                  -----------------------------------------------------
                  Christian J. Siva-Jothy                   25,922
                  -----------------------------------------------------
                  Cody J Smith                              59,500
                  -----------------------------------------------------
                  Jonathan S. Sobel                         25,753
                  -----------------------------------------------------
                  Marc A. Spilker                           47,356
                  -----------------------------------------------------
                  Daniel W. Stanton                         50,000
                  -----------------------------------------------------
                  Esta E. Stecher                           59,887
                  -----------------------------------------------------
                  Cathrine S. Steck                         12,000
                  -----------------------------------------------------
                  Fredric E. Steck                          10,000
                  -----------------------------------------------------
                  Robert K. Steel                          150,000
                  -----------------------------------------------------
                  Gene T. Sykes                             50,000
                  -----------------------------------------------------
                  Mark R. Tercek                            42,706
                  -----------------------------------------------------
                  Donald F. Textor                          54,122
                  -----------------------------------------------------
                  John R. Tormondsen                        39,000
                  -----------------------------------------------------
                  Leslie C. Tortora                         98,630
                  -----------------------------------------------------
                  John L. Townsend III                      50,000
                  -----------------------------------------------------
                  Byron D. Trott                            27,500
                  -----------------------------------------------------
                  Thomas E. Tuft                            50,000
                  -----------------------------------------------------
                  John E. Urban                             25,763
                  -----------------------------------------------------
                  Lee G. Vance                              61,300
                  -----------------------------------------------------
                  David A. Viniar                          100,000
                  -----------------------------------------------------
                  George H. Walker IV                       23,902
                  -----------------------------------------------------
                  Patrick J. Ward                          157,399
                  -----------------------------------------------------

                  -----------------------------------------------------
                  Covered Person                       Number of Shares
                  -----------------------------------------------------
                  George W. Wellde, Jr.                     50,000
                  -----------------------------------------------------
                  Anthony G. Williams                       90,457
                  -----------------------------------------------------
                  Gary W. Williams                          75,000
                  -----------------------------------------------------
                  Steven J. Wisch                            5,000
                  -----------------------------------------------------
                  Richard E. Witten                        107,358
                  -----------------------------------------------------
                  Tracy R. Wolstencroft                     50,000
                  -----------------------------------------------------
                  Yasuyo Yamazaki                           30,729
                  -----------------------------------------------------
                  Danny O. Yee                              55,630
                  -----------------------------------------------------
                  Michael J. Zamkow                         63,092
                  -----------------------------------------------------
                  Gregory H. Zehner                         39,388
                  -----------------------------------------------------
                  Joseph R. Zimmel                         117,491
                  -----------------------------------------------------
                  Barry L. Zubrow                           50,000
                  -----------------------------------------------------
                  Mark A. Zurack                            47,364
                  -----------------------------------------------------

                  -----------------------------------------------------
                  Trusts
                  -----------------------------------------------------
                  The Guapulo Trust                          1,874
                  -----------------------------------------------------
                  The Unicorn Trust                        113,044
                  -----------------------------------------------------

                  -----------------------------------------------------
                  Partnerships
                  -----------------------------------------------------
                  Daniel G. Brennan Family Limited
                  Partnership                                8,049
                  -----------------------------------------------------
                  The Rizner Family Limited
                  Partnership                               12,312
                  -----------------------------------------------------

                  Corporations
                  -----------------------------------------------------
                  Guapulo Holdings Limited                  55,662
                  -----------------------------------------------------
                  HJS2 Limited                              10,000
                  -----------------------------------------------------
                  Majix Limited                             15,000
                  -----------------------------------------------------
                  M.B. Turnbull Pty, Limited                27,764
                  -----------------------------------------------------
                  Melalula Limited                          99,381
                  -----------------------------------------------------
                  RJG Holding Company                       34,609
                  -----------------------------------------------------
                  Robinelli Limited                         25,000
                  -----------------------------------------------------
                  Vyrona Holdings Limited                  109,254
                  -----------------------------------------------------

                                                                         ANNEX D



ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE
           EXERCISABLE WITHIN 60 DAYS

An aggregate of 38,701 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options that vested and became exercisable on September 25, 2000. Upon delivery, these shares of Common Stock will be Covered Shares.

On or about June 20, 2001, 2,374,282 shares of Common Stock will be delivered to Covered Persons pursuant to the terms of an equal number of restricted stock units. These shares of Common Stock will be Covered Shares.

                                                                         ANNEX E



ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE
           COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON
           SCHEDULE 13D

The following sales (unless otherwise indicated) of shares of Common Stock were made by the following Covered Persons through Goldman, Sachs & Co. for cash on the New York Stock Exchange:

-------------------------------------------------------------------------------------------------------
Covered Person                            Trade Date          Number of Shares          Price Per Share
-------------------------------------------------------------------------------------------------------
Fredric E. Steck*                       March 27, 2001              7,000                    $90.00
-------------------------------------------------------------------------------------------------------
Jeffrey B. Goldenberg*                  March 27, 2001              1,000                     92.15
-------------------------------------------------------------------------------------------------------
Nomi P. Ghez*                           March 28, 2001              2,000                     89.75
-------------------------------------------------------------------------------------------------------
Donald C. Opatrny Jr.*                  March 29, 2001              6,000                     88.01
-------------------------------------------------------------------------------------------------------
Christopher K. Norton                   March 30, 2001              5,000                     87.46
-------------------------------------------------------------------------------------------------------
Christopher K. Norton                   April 2, 2001               5,000                     84.50
-------------------------------------------------------------------------------------------------------
Timothy J. O'Neill*                     April 2, 2001                 590                     85.10
-------------------------------------------------------------------------------------------------------
Michael G. Rantz* **                    April 4, 2001               2,500                     79.00
-------------------------------------------------------------------------------------------------------
Todd A. Williams**                      April 4, 2001                  30                     78.90
-------------------------------------------------------------------------------------------------------
Todd A. Williams**                      April 4, 2001                  30                     78.90
-------------------------------------------------------------------------------------------------------
Todd A. Williams**                      April 4, 2001                  30                     79.38
-------------------------------------------------------------------------------------------------------
Christopher K. Norton                   April 5, 2001               5,000                     83.15
-------------------------------------------------------------------------------------------------------
Christopher K. Norton                   April 5, 2001               5,000                     85.22
-------------------------------------------------------------------------------------------------------
Peter Wheeler                           April 9, 2001               1,200                     83.65
-------------------------------------------------------------------------------------------------------
Peter Wheeler                           April 9, 2001               2,000                     83.70
-------------------------------------------------------------------------------------------------------
Peter Wheeler                           April 9, 2001               1,200                     83.82
-------------------------------------------------------------------------------------------------------
Peter Wheeler                           April 9, 2001               1,400                     83.85
-------------------------------------------------------------------------------------------------------
Peter Wheeler                           April 9, 2001                 600                     83.90
-------------------------------------------------------------------------------------------------------
Peter Wheeler                           April 9, 2001               1,000                     84.00
-------------------------------------------------------------------------------------------------------
Peter Wheeler                           April 9, 2001                 300                     84.06
-------------------------------------------------------------------------------------------------------
Peter Wheeler                           April 9, 2001                 200                     84.07
-------------------------------------------------------------------------------------------------------
Peter Wheeler                           April 9, 2001                 500                     84.10
-------------------------------------------------------------------------------------------------------
Peter Wheeler                           April 9, 2001                 700                     84.11
-------------------------------------------------------------------------------------------------------
Peter Wheeler                           April 9, 2001               1,600                     84.15
-------------------------------------------------------------------------------------------------------
Peter Wheeler                           April 9, 2001               2,000                     84.20
-------------------------------------------------------------------------------------------------------
Peter Wheeler                           April 9, 2001                 200                     84.21
-------------------------------------------------------------------------------------------------------
Peter Wheeler                           April 9, 2001                 700                     84.25
-------------------------------------------------------------------------------------------------------
Peter Wheeler                           April 9, 2001               6,200                     84.30
-------------------------------------------------------------------------------------------------------
Peter Wheeler                           April 9, 2001                 200                     84.40
-------------------------------------------------------------------------------------------------------
Christopher J. Carrera*                 April 10, 2001                500                     88.70
-------------------------------------------------------------------------------------------------------
Peter Wheeler                           April 10, 2001             20,000                     87.00
-------------------------------------------------------------------------------------------------------
Fredric E. Steck*                       April 11, 2001              8,183                     90.75
-------------------------------------------------------------------------------------------------------
Peter Wheeler                           April 11, 2001             20,000                     90.80
-------------------------------------------------------------------------------------------------------
Gaetano J. Muzio                        April 12, 2001             10,000                     93.43
-------------------------------------------------------------------------------------------------------
Gaetano J. Muzio                        April 12, 2001                250                     93.43
-------------------------------------------------------------------------------------------------------
Gaetano J. Muzio                        April 12, 2001             10,000                     93.43
-------------------------------------------------------------------------------------------------------
Gaetano J. Muzio*                       April 12, 2001                250                     93.43
-------------------------------------------------------------------------------------------------------
Robert J. Hurst*                        April 16, 2001             10,000                     94.00
-------------------------------------------------------------------------------------------------------
Nomi P. Ghez*                           April 17, 2001              1,500                     92.05
-------------------------------------------------------------------------------------------------------
Barry S. Volpert*                       April 18, 2001              3,459                     98.90
-------------------------------------------------------------------------------------------------------
Charles T. Harris III                   April 18, 2001              5,000                     95.90
-------------------------------------------------------------------------------------------------------
Christopher J. Carrera*                 April 18, 2001                500                     99.72
-------------------------------------------------------------------------------------------------------

----------

* This sale was made by a private charitable foundation established by the Covered Person.

**       This transaction was a purchase made by the Covered Person.

-------------------------------------------------------------------------------------------------------
Covered Person                            Trade Date          Number of Shares          Price Per Share
-------------------------------------------------------------------------------------------------------
Cody J. Smith*                          April 18, 2001              1,000                    100.50
-------------------------------------------------------------------------------------------------------
Daniel M. Neidich*                      April 18, 2001             10,000                     98.80
-------------------------------------------------------------------------------------------------------
Douglas W. Kimmelman*                   April 18, 2001              2,037                     99.76
-------------------------------------------------------------------------------------------------------
Gaetano J. Muzio                        April 18, 2001             10,000                    101.34
-------------------------------------------------------------------------------------------------------
Gaetano J. Muzio                        April 18, 2001                250                    101.34
-------------------------------------------------------------------------------------------------------
Gaetano J. Muzio                        April 18, 2001             10,000                    101.34
-------------------------------------------------------------------------------------------------------
Gaetano J. Muzio*                       April 18, 2001                250                    101.34
-------------------------------------------------------------------------------------------------------
Gary D. Cohn*                           April 18, 2001             10,767                    101.35
-------------------------------------------------------------------------------------------------------
Gene T. Sykes*                          April 18, 2001              5,000                     95.40
-------------------------------------------------------------------------------------------------------
John E. Urban*                          April 18, 2001              3,500                     99.20
-------------------------------------------------------------------------------------------------------
John L. Townsend III*                   April 18, 2001             10,000                    100.00
-------------------------------------------------------------------------------------------------------
Jon Winkelried*                         April 18, 2001              5,000                    100.51
-------------------------------------------------------------------------------------------------------
Peter S. Kraus*                         April 18, 2001              1,500                    100.75
-------------------------------------------------------------------------------------------------------
Peter Wheeler                           April 18, 2001             20,000                    101.40
-------------------------------------------------------------------------------------------------------
Ron E. Beller*                          April 18, 2001             13,633                    100.00
-------------------------------------------------------------------------------------------------------
Jeffrey B. Goldenberg*                  April 19, 2001                500                     98.15
-------------------------------------------------------------------------------------------------------
Jeffrey B. Goldenberg*                  April 19, 2001                500                     98.15
-------------------------------------------------------------------------------------------------------
Sanjeev K. Mehra*                       April 19, 2001              5,000                     97.55
-------------------------------------------------------------------------------------------------------
Tracy R. Wolstencroft*                  April 19, 2001                658                     96.90
-------------------------------------------------------------------------------------------------------
Donald C. Opatrny Jr.*                  April 20, 2001              7,041                     95.20
-------------------------------------------------------------------------------------------------------
Robert J. Hurst*                        April 20, 2001              5,000                     95.00
-------------------------------------------------------------------------------------------------------
Robert V. Delaney*                      April 20, 2001              1,000                     95.50
-------------------------------------------------------------------------------------------------------
Robert V. Delaney*                      April 20, 2001              5,288                     95.50
-------------------------------------------------------------------------------------------------------
Michael G. Rantz*                       April 23, 2001              2,500                     94.28
-------------------------------------------------------------------------------------------------------


The following sales of shares of Common Stock were made by the following Covered Persons through Mellon Investor Services LLC for cash on the New York Stock
Exchange:

-------------------------------------------------------------------------------------------------------
Covered Person                            Trade Date          Number of Shares          Price Per Share
-------------------------------------------------------------------------------------------------------
Frank T. Connor                         March 28, 2001              1,000                    $89.27
-------------------------------------------------------------------------------------------------------
Neil D. Crowder                         March 28, 2001                909                     89.27
-------------------------------------------------------------------------------------------------------
William C. Montgomery                   March 28, 2001              2,255                     89.27
-------------------------------------------------------------------------------------------------------
Douglas C. Heidt                        March 29, 2001              1,569                     87.63
-------------------------------------------------------------------------------------------------------
Dioscoro-Roy I. Ramos                   March 29, 2001              2,786                     87.63
-------------------------------------------------------------------------------------------------------
Colin E. King                           March 30, 2001                677                     88.21
-------------------------------------------------------------------------------------------------------
John C. O'Hara                          March 30, 2001              1,000                     88.21
-------------------------------------------------------------------------------------------------------
Syaru Shirley Lin                       April 9, 2001               1,700                     86.80
-------------------------------------------------------------------------------------------------------
Alberto M. Piedra, Jr.                  April 10, 2001              1,546                     87.15
-------------------------------------------------------------------------------------------------------
Taneki Ono                              April 12, 2001                936                     91.37
-------------------------------------------------------------------------------------------------------
Ronald K. Tanemura                      April 16, 2001              2,000                     93.00
-------------------------------------------------------------------------------------------------------
Oliver L. Frankel                       April 17, 2001              1,000                     91.97
-------------------------------------------------------------------------------------------------------
William L. Jacob III                    April 17, 2001              1,905                     91.97
-------------------------------------------------------------------------------------------------------
Evan W. Siddall                         April 18, 2001              1,100                     98.77
-------------------------------------------------------------------------------------------------------
Julian J. Brown                         April 18, 2001              1,231                     98.77
-------------------------------------------------------------------------------------------------------
Ronald K. Tanemura                      April 18, 2001              1,196                     98.77
-------------------------------------------------------------------------------------------------------
Teresa E. Holliday                      April 18, 2001                340                     98.77
-------------------------------------------------------------------------------------------------------
Adam P. Barrett                         April 19, 2001              1,000                     97.49
-------------------------------------------------------------------------------------------------------
Michael L. Dweck                        April 19, 2001                424                     97.49
-------------------------------------------------------------------------------------------------------
William C. Montgomery                   April 19, 2001              2,255                     97.49
-------------------------------------------------------------------------------------------------------
Duncan L. Niederauer                    April 20, 2001              1,000                     95.35
-------------------------------------------------------------------------------------------------------
Janet L. Bell                           April 20, 2001                688                     95.35
-------------------------------------------------------------------------------------------------------
Robert D. Gottlieb                      April 20, 2001              1,400                     95.35
-------------------------------------------------------------------------------------------------------
Ronald K. Tanemura                      April 20, 2001              1,500                     95.35
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Covered Person                            Trade Date          Number of Shares          Price Per Share
-------------------------------------------------------------------------------------------------------
Todd A. Williams                        April 20, 2001                957                     95.35
-------------------------------------------------------------------------------------------------------


The Covered Persons listed below participate in the Common Stock fund of The Goldman Sachs Employees' Profit Sharing Retirement Income Plan. These Covered Persons acquired or disposed of interests in the Common Stock fund representing the number of shares of Common Stock set forth below:

--------------------------------------------------------------------------------------------------------------
                                 Acquisition or
     Covered Person               Disposition     Transaction Date      Number of Shares       Price Per Share
--------------------------------------------------------------------------------------------------------------
Kevin Naughton                    Disposition      April 20, 2001              110                 $99.65
--------------------------------------------------------------------------------------------------------------
Robert G. Hottensen, Jr.          Acquisition      April 30, 2001              525                  99.65
--------------------------------------------------------------------------------------------------------------


RULE 144 PROGRAM

Commencing on March 27, 2001, the Covered Persons listed in Table I below sold an aggregate of 6,879,139 Covered Shares under the Rule 144 Program referred to in Item 4 above through May 8, 2001. Sales were made on or through the New York Stock Exchange for cash by each listed Covered Person on the days listed in Table II below (the "Trading Days") at the sales prices set forth in Table II. By reason of the operation of the Rule 144 Program, all listed Covered Persons were deemed to have received the same price for the shares sold on a particular Trading Day.

The following table sets forth the name of each Covered Person who participated in the Rule 144 Program, the number of shares sold by such Covered Person on each Trading Day* and the number of shares sold by such Covered Person in the aggregate for all Trading Days:

    Table I

------------------------------------------------------------------------------------------------------------
                                                                     Shares Sold          Total Shares Sold
                         Covered Person                           Each Trading Day       On All Trading Days
------------------------------------------------------------------------------------------------------------
          Bradley I. Abelow                                              644                   18,284
------------------------------------------------------------------------------------------------------------
          Paul M. Achleitner                                           1,352                   38,387
------------------------------------------------------------------------------------------------------------
          Jonathan R. Aisbitt                                          3,355                   95,266
------------------------------------------------------------------------------------------------------------
          Armen A. Avanessians**                                       1,622                   47,445
------------------------------------------------------------------------------------------------------------
          David M. Baum**                                                655                   19,156
------------------------------------------------------------------------------------------------------------
          Frank A. Bednarz                                                41                    1,163
------------------------------------------------------------------------------------------------------------
          Ron E. Beller                                                1,382                   39,239
------------------------------------------------------------------------------------------------------------
          David W. Blood                                               2,027                   57,557
------------------------------------------------------------------------------------------------------------
          Peter L. Briger, Jr.**                                       1,463                   42,792
------------------------------------------------------------------------------------------------------------
          Richard J. Bronks                                              714                   20,272
------------------------------------------------------------------------------------------------------------
          Lawrence R. Buchalter                                        1,081                   30,699
------------------------------------------------------------------------------------------------------------
          Michael J. Carr**                                              844                   24,687
------------------------------------------------------------------------------------------------------------
          Christopher J. Carrera                                         707                   20,076
------------------------------------------------------------------------------------------------------------
          Mary Ann Casati                                                297                    8,439
------------------------------------------------------------------------------------------------------------
          Zachariah Cobrinik**                                         1,132                   33,116
------------------------------------------------------------------------------------------------------------
          Gary D. Cohn                                                 1,216                   34,533
------------------------------------------------------------------------------------------------------------
          Christopher A. Cole                                            405                   11,502
------------------------------------------------------------------------------------------------------------
          William Connell                                                 86                    2,441
------------------------------------------------------------------------------------------------------------
          Carlos A. Cordeiro**                                         2,208                   64,581
------------------------------------------------------------------------------------------------------------
          Henry Cornell                                                2,225                   63,176
------------------------------------------------------------------------------------------------------------
          E. Gerald Corrigan                                             676                   19,190
------------------------------------------------------------------------------------------------------------
          Frank L. Coulson, Jr.                                        2,744                   77,904
------------------------------------------------------------------------------------------------------------

--------

* For rounding purposes, the number of shares sold by a Covered Person on some Trading Days may have been slightly higher or lower than the number listed to avoid the sale of fractional shares. Commencing on April 30, 2001, the number of shares sold on each Trading Day was increased by approximately 20%. No sales of Covered Shares were made on April 5, 2001 except by those Covered Persons indicated with a double asterisk, who sold approximately 86% of the indicated number of shares on that Trading Day.

------------------------------------------------------------------------------------------------------------
                                                                     Shares Sold          Total Shares Sold
                         Covered Person                           Each Trading Day       On All Trading Days
------------------------------------------------------------------------------------------------------------
          Randolph L. Cowen                                              676                   19,190
------------------------------------------------------------------------------------------------------------
          Timothy D. Dattels                                           1,341                   38,076
------------------------------------------------------------------------------------------------------------
          Gavyn Davies                                                 1,352                   38,387
------------------------------------------------------------------------------------------------------------
          David A. Dechman **                                            687                   20,097
------------------------------------------------------------------------------------------------------------
          Joseph Della Rosa                                            1,352                   38,387
------------------------------------------------------------------------------------------------------------
          Alexander C. Dibelius                                          223                    6,329
------------------------------------------------------------------------------------------------------------
          John O. Downing                                              1,892                   53,723
------------------------------------------------------------------------------------------------------------
          Connie K. Duckworth                                          1,789                   50,795
------------------------------------------------------------------------------------------------------------
          C. Steven Duncker                                              676                   19,190
------------------------------------------------------------------------------------------------------------
          Glenn P. Earle **                                            1,307                   38,229
------------------------------------------------------------------------------------------------------------
          Paul S. Efron                                                  706                   20,049
------------------------------------------------------------------------------------------------------------
          Aubrey Ellis, Jr.                                               54                    1,535
------------------------------------------------------------------------------------------------------------
          Pieter Maarten Feenstra                                        745                   21,151
------------------------------------------------------------------------------------------------------------
          Lawton W. Fitt **                                            1,622                   47,445
------------------------------------------------------------------------------------------------------------
          David B. Ford                                                2,767                   78,560
------------------------------------------------------------------------------------------------------------
          Edward C. Forst                                                270                    7,668
------------------------------------------------------------------------------------------------------------
          Christopher G. French                                          475                   13,483
------------------------------------------------------------------------------------------------------------
          Richard A. Friedman **                                       4,033                  117,968
------------------------------------------------------------------------------------------------------------
          Peter C. Gerhard **                                          2,142                   62,659
------------------------------------------------------------------------------------------------------------
          Joseph H. Gleberman **                                       2,590                   75,761
------------------------------------------------------------------------------------------------------------
          Jacob D. Goldfield **                                        2,288                   66,929
------------------------------------------------------------------------------------------------------------
          Amy O. Goodfriend                                              804                   22,828
------------------------------------------------------------------------------------------------------------
          Andrew M. Gordon                                               162                    4,598
------------------------------------------------------------------------------------------------------------
          Geoffrey T. Grant                                            1,212                   34,411
------------------------------------------------------------------------------------------------------------
          Eric P. Grubman                                              1,458                   41,403
------------------------------------------------------------------------------------------------------------
          Joseph D. Gutman                                               270                    7,668
------------------------------------------------------------------------------------------------------------
          Robert S. Harrison                                             811                   23,024
------------------------------------------------------------------------------------------------------------
          Thomas J. Healey                                             1,591                   45,176
------------------------------------------------------------------------------------------------------------
          David B. Heller                                                405                   11,502
------------------------------------------------------------------------------------------------------------
          Mary C. Henry **                                             1,317                   38,529
------------------------------------------------------------------------------------------------------------
          M. Roch Hillenbrand                                            405                   11,502
------------------------------------------------------------------------------------------------------------
          Jacquelyn M. Hoffman-Zehner                                  1,031                   29,272
------------------------------------------------------------------------------------------------------------
          Robert J. Hurst                                                541                   15,356
------------------------------------------------------------------------------------------------------------
          Francis J. Ingrassia **                                      1,563                   45,725
------------------------------------------------------------------------------------------------------------
          Timothy J. Ingrassia **                                        776                   22,702
------------------------------------------------------------------------------------------------------------
          Reuben Jeffery III **                                        2,662                   77,865
------------------------------------------------------------------------------------------------------------
          Chansoo Joung                                                  541                   15,356
------------------------------------------------------------------------------------------------------------
          Ann F. Kaplan                                                2,420                   68,714
------------------------------------------------------------------------------------------------------------
          Barry A. Kaplan                                                986                   27,994
------------------------------------------------------------------------------------------------------------
          Robert J. Katz **                                            2,703                   79,064
------------------------------------------------------------------------------------------------------------
          Douglas W. Kimmelman                                           189                    5,369
------------------------------------------------------------------------------------------------------------
          Bradford C. Koenig                                           1,432                   40,659
------------------------------------------------------------------------------------------------------------
          Jonathan L. Kolatch                                          1,559                   44,270
------------------------------------------------------------------------------------------------------------
          David G. Lambert **                                            986                   28,839
------------------------------------------------------------------------------------------------------------
          Thomas D. Lasersohn **                                         714                   20,891
------------------------------------------------------------------------------------------------------------
          Anthony D. Lauto                                               704                   19,988
------------------------------------------------------------------------------------------------------------
          Matthew G. L'Heureux  **                                       541                   15,819
------------------------------------------------------------------------------------------------------------
          Lawrence H. Linden **                                        2,303                   67,368
------------------------------------------------------------------------------------------------------------
          Robert Litterman **                                          1,430                   41,831
------------------------------------------------------------------------------------------------------------
          Robert H. Litzenberger                                         433                   12,293
------------------------------------------------------------------------------------------------------------
          Jonathan M. Lopatin **                                       1,208                   35,338
------------------------------------------------------------------------------------------------------------
          Michael R. Lynch **                                          2,703                   79,064
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                                                                     Shares Sold          Total Shares Sold
                         Covered Person                           Each Trading Day       On All Trading Days
------------------------------------------------------------------------------------------------------------
          Arthur S. Margulis                                             405                   11,502
------------------------------------------------------------------------------------------------------------
          Ronald G. Marks**                                            1,199                   35,073
------------------------------------------------------------------------------------------------------------
          Eff W. Martin**                                              2,859                   83,627
------------------------------------------------------------------------------------------------------------
          John P. McNulty**                                            3,806                  111,323
------------------------------------------------------------------------------------------------------------
          E. Scott Mead                                                  676                   19,190
------------------------------------------------------------------------------------------------------------
          Masanori Mochida                                             3,381                   95,992
------------------------------------------------------------------------------------------------------------
          Karsten N. Moller                                            1,356                   38,502
------------------------------------------------------------------------------------------------------------
          Thomas K. Montag**                                           1,125                   32,907
------------------------------------------------------------------------------------------------------------
          Robert B. Morris III**                                       2,569                   75,148
------------------------------------------------------------------------------------------------------------
          R. Scott Morris                                                 54                    1,535
------------------------------------------------------------------------------------------------------------
          Sharmin Mossavar-Rahmani                                     1,622                   46,055
------------------------------------------------------------------------------------------------------------
          Edward A. Mule                                               1,757                   49,889
------------------------------------------------------------------------------------------------------------
          Thomas S. Murphy, Jr.                                          375                   10,643
------------------------------------------------------------------------------------------------------------
          Philip D. Murphy**                                             541                   15,819
------------------------------------------------------------------------------------------------------------
          Avi M. Nash**                                                  447                   13,075
------------------------------------------------------------------------------------------------------------
          Daniel M. Neidich**                                          2,929                   85,679
------------------------------------------------------------------------------------------------------------
          Kipp M. Nelson**                                             1,396                   40,834
------------------------------------------------------------------------------------------------------------
          Michael E. Novogratz                                           635                   18,027
------------------------------------------------------------------------------------------------------------
          Terence J. O'Neill**                                         2,354                   68,851
------------------------------------------------------------------------------------------------------------
          Timothy J. O'Neill                                           2,772                   78,702
------------------------------------------------------------------------------------------------------------
          Donald C. Opatrny, Jr.**                                     2,027                   59,294
------------------------------------------------------------------------------------------------------------
          Robert J. O'Shea                                             2,210                   62,750
------------------------------------------------------------------------------------------------------------
          Greg M. Ostroff                                                506                   14,369
------------------------------------------------------------------------------------------------------------
          Terence M. O'Toole                                           2,163                   61,411
------------------------------------------------------------------------------------------------------------
          Robert J. Pace                                                 526                   14,930
------------------------------------------------------------------------------------------------------------
          Scott M. Pinkus**                                            2,297                   67,194
------------------------------------------------------------------------------------------------------------
          Timothy C. Plaut**                                           1,561                   45,661
------------------------------------------------------------------------------------------------------------
          John J. Powers                                               1,352                   38,387
------------------------------------------------------------------------------------------------------------
          Michael A. Price**                                             699                   20,445
------------------------------------------------------------------------------------------------------------
          Scott S. Prince                                                590                   16,756
------------------------------------------------------------------------------------------------------------
          Stephen D. Quinn                                             1,352                   38,387
------------------------------------------------------------------------------------------------------------
          Michael G. Rantz                                             1,361                   38,651
------------------------------------------------------------------------------------------------------------
          Girish V. Reddy                                                662                   18,798
------------------------------------------------------------------------------------------------------------
          James P. Riley, Jr.**                                        2,494                   72,947
------------------------------------------------------------------------------------------------------------
          Simon M. Robertson**                                         1,352                   39,545
------------------------------------------------------------------------------------------------------------
          J. David Rogers                                              2,703                   76,741
------------------------------------------------------------------------------------------------------------
          Emmanuel Roman                                                 725                   20,583
------------------------------------------------------------------------------------------------------------
          Ralph F. Rosenberg                                             542                   15,390
------------------------------------------------------------------------------------------------------------
          Stuart M. Rothenberg                                           811                   23,024
------------------------------------------------------------------------------------------------------------
          Michael S. Rubinoff**                                          697                   20,389
------------------------------------------------------------------------------------------------------------
          Richard M. Ruzika                                              685                   19,454
------------------------------------------------------------------------------------------------------------
          Jeri Lynn Ryan                                                 401                   11,387
------------------------------------------------------------------------------------------------------------
          John C. Ryan**                                                 784                   22,932
------------------------------------------------------------------------------------------------------------
          Michael D. Ryan**                                              405                   11,849
------------------------------------------------------------------------------------------------------------
          Richard A. Sapp**                                            2,703                   79,064
------------------------------------------------------------------------------------------------------------
          Joseph Sassoon**                                             2,244                   65,632
------------------------------------------------------------------------------------------------------------
          Tsutomu Sato                                                   893                   25,357
------------------------------------------------------------------------------------------------------------
          Muneer A. Satter                                             1,241                   35,243
------------------------------------------------------------------------------------------------------------
          Jonathan S. Savitz                                             410                   11,637
------------------------------------------------------------------------------------------------------------
          Peter Savitz                                                 1,134                   32,200
------------------------------------------------------------------------------------------------------------
          Howard B. Schiller                                             800                   22,720
------------------------------------------------------------------------------------------------------------
          Eric S. Schwartz**                                           2,427                   70,997
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                                                                     Shares Sold          Total Shares Sold
                         Covered Person                           Each Trading Day       On All Trading Days
------------------------------------------------------------------------------------------------------------
          Charles B. Seelig, Jr.                                       1,352                   38,387
------------------------------------------------------------------------------------------------------------
          Steven M. Shafran**                                          1,029                   30,099
------------------------------------------------------------------------------------------------------------
          James M. Sheridan                                              811                   23,024
------------------------------------------------------------------------------------------------------------
          Richard G. Sherlund**                                        1,604                   46,915
------------------------------------------------------------------------------------------------------------
          Michael S. Sherwood**                                          495                   14,475
------------------------------------------------------------------------------------------------------------
          Dinakar Singh**                                                702                   20,536
------------------------------------------------------------------------------------------------------------
          Christian J. Siva-Jothy                                        701                   19,900
------------------------------------------------------------------------------------------------------------
          Cody J Smith                                                 1,608                   45,663
------------------------------------------------------------------------------------------------------------
          Jonathan S. Sobel                                              696                   19,765
------------------------------------------------------------------------------------------------------------
          Marc A. Spilker**                                            1,280                   37,442
------------------------------------------------------------------------------------------------------------
          Daniel W. Stanton                                            1,352                   38,387
------------------------------------------------------------------------------------------------------------
          Esta E. Stecher                                              1,619                   45,967
------------------------------------------------------------------------------------------------------------
          Cathrine S. Steck                                              324                    9,203
------------------------------------------------------------------------------------------------------------
          Fredric E. Steck                                               270                    7,668
------------------------------------------------------------------------------------------------------------
          Robert K. Steel**                                            4,055                  118,609
------------------------------------------------------------------------------------------------------------
          Gene T. Sykes                                                1,352                   38,387
------------------------------------------------------------------------------------------------------------
          Mark R. Tercek**                                             1,154                   33,757
------------------------------------------------------------------------------------------------------------
          Donald F. Textor                                             1,463                   41,538
------------------------------------------------------------------------------------------------------------
          John R. Tormondsen**                                         1,054                   30,831
------------------------------------------------------------------------------------------------------------
          Leslie C. Tortora**                                          2,666                   77,982
------------------------------------------------------------------------------------------------------------
          John L. Townsend III                                         1,352                   38,387
------------------------------------------------------------------------------------------------------------
          Byron D. Trott                                                 743                   21,097
------------------------------------------------------------------------------------------------------------
          Thomas E. Tuft                                               1,352                   38,387
------------------------------------------------------------------------------------------------------------
          John E. Urban                                                  696                   19,765
------------------------------------------------------------------------------------------------------------
          Lee G. Vance**                                               1,657                   48,469
------------------------------------------------------------------------------------------------------------
          David A. Viniar                                              2,703                   76,748
------------------------------------------------------------------------------------------------------------
          George H. Walker IV**                                          646                   18,899
------------------------------------------------------------------------------------------------------------
          Patrick J. Ward**                                            4,255                  124,460
------------------------------------------------------------------------------------------------------------
          George W. Wellde, Jr.                                        1,352                   38,387
------------------------------------------------------------------------------------------------------------
          Anthony G. Williams                                          2,445                   69,422
------------------------------------------------------------------------------------------------------------
          Gary W. Williams**                                           2,027                   59,294
------------------------------------------------------------------------------------------------------------
          Steven J. Wisch                                                135                    3,834
------------------------------------------------------------------------------------------------------------
          Richard E. Witten                                            2,902                   82,394
------------------------------------------------------------------------------------------------------------
          Tracy R. Wolstencroft                                        1,352                   38,387
------------------------------------------------------------------------------------------------------------
          Yasuyo Yamazaki                                                831                   23,592
------------------------------------------------------------------------------------------------------------
          Danny O. Yee                                                 1,504                   42,701
------------------------------------------------------------------------------------------------------------
          Michael J. Zamkow                                            1,705                   48,415
------------------------------------------------------------------------------------------------------------
          Gregory H. Zehner                                            1,065                   30,239
------------------------------------------------------------------------------------------------------------
          Joseph R. Zimmel**                                           3,176                   92,899
------------------------------------------------------------------------------------------------------------
          Barry L. Zubrow                                              1,352                   38,387
------------------------------------------------------------------------------------------------------------
          Mark A. Zurack**                                             1,280                   37,442
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
          Trusts
------------------------------------------------------------------------------------------------------------
          The Guapulo Trust**                                             51                    1,490
------------------------------------------------------------------------------------------------------------
          The Unicorn Trust**                                          3,056                   89,381
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
          Partnerships
------------------------------------------------------------------------------------------------------------
          Daniel G. Brennan Family Limited Partnership**                 218                    6,373
------------------------------------------------------------------------------------------------------------
          The Rizner Family Limited Partnership                          333                    9,453
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
          Corporations
------------------------------------------------------------------------------------------------------------
          Guapulo Holdings Limited**                                   1,505                   44,017
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                                                                     Shares Sold          Total Shares Sold
                         Covered Person                           Each Trading Day       On All Trading Days
------------------------------------------------------------------------------------------------------------
          HJS2 Limited                                                   270                    7,668
------------------------------------------------------------------------------------------------------------
          Majix Limited                                                  405                   11,502
------------------------------------------------------------------------------------------------------------
          M.B. Turnbull Pty, Limited**                                   751                   21,963
------------------------------------------------------------------------------------------------------------
          Melalula Limited**                                           2,686                   78,574
------------------------------------------------------------------------------------------------------------
          RJG Holding Company                                            936                   26,574
------------------------------------------------------------------------------------------------------------
          Robinelli Limited                                              676                   19,190
------------------------------------------------------------------------------------------------------------
          Vyrona Holdings Limited**                                    2,953                   86,383
------------------------------------------------------------------------------------------------------------

Table II

--------------------------------------------------------------------------------
          Trading Day                                            Price Per Share
--------------------------------------------------------------------------------
                       March 27, 2001                                $90.29
--------------------------------------------------------------------------------
                       March 28, 2001                                $88.73
--------------------------------------------------------------------------------
                       March 29, 2001                                $88.26
--------------------------------------------------------------------------------
                       March 30, 2001                                $86.88
--------------------------------------------------------------------------------
                       April 2, 2001                                 $85.34
--------------------------------------------------------------------------------
                       April 3, 2001                                 $82.49
--------------------------------------------------------------------------------
                       April 4, 2001                                 $78.74
--------------------------------------------------------------------------------
                       April 5, 2001                                 $84.10
--------------------------------------------------------------------------------
                       April 6, 2001                                 $83.93
--------------------------------------------------------------------------------
                       April 9, 2001                                 $84.45
--------------------------------------------------------------------------------
                       April 10, 2001                                $88.00
--------------------------------------------------------------------------------
                       April 11, 2001                                $90.74
--------------------------------------------------------------------------------
                       April 12, 2001                                $91.82
--------------------------------------------------------------------------------
                       April 16, 2001                                $93.08
--------------------------------------------------------------------------------
                       April 17, 2001                                $92.64
--------------------------------------------------------------------------------
                       April 18, 2001                                $99.07
--------------------------------------------------------------------------------
                       April 19, 2001                                $97.56
--------------------------------------------------------------------------------
                       April 20, 2001                                $95.44
--------------------------------------------------------------------------------
                       April 23, 2001                                $93.62
--------------------------------------------------------------------------------
                       April 24, 2001                                $92.30
--------------------------------------------------------------------------------
                       April 25, 2001                                $91.20
--------------------------------------------------------------------------------
                       April 30, 2001                                $93.08
--------------------------------------------------------------------------------
                       May 1, 2001                                   $91.33
--------------------------------------------------------------------------------
                       May 2, 2001                                   $96.64
--------------------------------------------------------------------------------
                       May 3, 2001                                   $95.94
--------------------------------------------------------------------------------
                       May 4, 2001                                   $96.53
--------------------------------------------------------------------------------
                       May 7, 2001                                   $96.60
--------------------------------------------------------------------------------
                       May 8, 2001                                   $95.72
--------------------------------------------------------------------------------

SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 11, 2001
                                   By: /s/ Gregory K. Palm
                                       ------------------------------------
                                       Name:  Gregory K. Palm
                                       Title: Attorney-in-Fact

                                  EXHIBIT INDEX

     Exhibit                                                   Description
     -------                                                   -----------
        A.          Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the
                    Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

        B.          Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The
                    Trustees of the Estate of Bernice Pauahi Bishop and Kamehameha Activities Association
                    (incorporated by reference to Exhibit B to the Initial Schedule 13D).

        C.          Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The
                    Sumitomo Bank, Limited and Sumitomo Bank Capital Markets, Inc. (incorporated by reference to
                    Exhibit C to the Initial Schedule 13D).

        D.          Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to
                    Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The
                    Goldman Sachs Group, Inc.).

        E.          Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit
                    10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs
                    Group, Inc.).

        F.          Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000
                    (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed
                    July 11, 2000 (File No. 005-56295)).

        G.          Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to
                    Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
                    005-56295)).

        H.          Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999
                    (File No. 005-56295)).

        I.          Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

        J.          Form of Counterpart to Shareholders' Agreement for former retired limited partners of The
                    Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc.
                    (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed
                    June 21, 2000 (File No. 005-56295)).

        K.          Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and
                    Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial
                    Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

        L.          Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File
                    No. 005-56295)).

        M.          Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to
                    Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                    005-56295)).

     Exhibit                                                   Description
     -------                                                   -----------
        N.          Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to
                    Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                    005-56295)).

        O.          Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to
                    Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                    005-56295)).

        P.          Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version)
                    (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed
                    June 30, 2000 (File No. 005-56295)).

        Q.          Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
                    (File No. 005-56295)).

        R.          Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
                    (File No. 005-56295)).

        S.          Supplemental Registration Rights Instrument, dated as of July 31, 2000 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
                    (File No. 005-56295)).

        T.          Underwriting Agreement (U.S. Version), dated as of August 1, 2000 (incorporated by reference to
                    Exhibit T to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
                    005-56295)).

        U.          Underwriting Agreement (International Version), dated as of August 1, 2000 (incorporated by reference to Exhibit U to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
                    (File No. 005-56295)).

        V.          Underwriting Agreement (Asia/Pacific Version), dated as of August 1, 2000 (incorporated by reference to Exhibit V to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
                    (File No. 005-56295)).

        W.          Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144
                    Program (incorporated by reference to Exhibit W to Amendment No. 8 to the Initial Schedule 13D,
                    filed September 25, 2000 (File No. 005-56295)).

        X.          Power of Attorney.

        Y.          Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000
                    (File No. 005-56295)).

        Z.          Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered
                    Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial Schedule 13D,
                    filed November 3, 2000 (File No. 005-56295)).

        AA.         Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January 23, 2001
                    (File No. 005-56295)).

       BB.          Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson
                    Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
                    Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

       CC.          Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each Jacobson Covered
                    Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D,
                    filed March 28, 2001 (File No. 005-56295)).